Execution Copy








                      AGREEMENT AND PLAN OF MERGER

                           AND REORGANIZATION

                              BY AND AMONG

                   INDUSTRIAL DISTRIBUTION GROUP, INC.,
                         a Delaware corporation,

                      LDS ACQUISITION COMPANY, INC.,
                          a Georgia corporation,

                            L. D. SUPPLY, INC.
                          a Kansas corporation,


                                   AND


                      THE STOCKHOLDERS NAMED HEREIN
                         DATED AS OF JUNE 5, 1998

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                            TABLE OF CONTENTS

                                                                     PAGE

PRELIMINARY STATEMENT ................................................  1

ARTICLE I:  DEFINITIONS ..............................................  1
     1.01 Certain Defined Terms.......................................  1
     1.02 Other Definitional Provisions............................... 14
     1.03 Captions.................................................... 14

ARTICLE II:  THE MERGER; RELATED MATTERS; AND RELATED AGREEMENTS ..... 15
     2.01 Certificate Of Merger ...................................... 15
     2.02 The Effective Time ......................................... 15
     2.03 Certain Effects of the Merger .............................. 15
     2.04 Effect of the Merger on Capital Stock ...................... 15
     2.05 Delivery, Exchange, and Payment ............................ 16
     2.06 Fractional Shares .......................................... 17
     2.07 Guaranteed Receivables ..................................... 17
     2.08 Resale Registration Statement .............................. 18
     2.09 Establishment of Escrow .................................... 18
     2.10 Issuance of Options ........................................ 19

ARTICLE III:  REPRESENTATIONS AND WARRANTIES OF EACH SELLING
STOCKHOLDER .......................................................... 19
     3.01 Representations and Warranties of Each Selling
            Stockholder .............................................. 19
     3.02 Investment Intentions ...................................... 19
     3.03 Ownership and Status of the Company Capital Stock .......... 20
     3.04 Power of the Selling Stockholder; Approval of the
            Merger Transaction ....................................... 20
     3.05 No Conflicts or Litigation ................................. 21
     3.06 No Brokers ................................................. 21
     3.07 Preemptive and Other Rights; Waiver ........................ 21
     3.08 Control of Related Businesses . . . . . . . . . . .          21

ARTICLE IV:  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
THE MANAGEMENT STOCKHOLDERS .......................................... 22
     4.01 Truthfulness of the Representations and Warranties by
            the Company and Each Management Stockholder .............. 22
     4.02 Organization and Capitalization of Company ................. 22
     4.03 Qualification .............................................. 22
     4.04 Authorization; Enforceability; Absence of Conflicts;
            Required Consents ........................................ 22
     4.05 Charter Documents and Records; No Violation ................ 23
     4.06 No Defaults ................................................ 23
     4.07 Company Subsidiaries ....................................... 24
     4.08 Capital Stock of the Company and the Company
            Subsidiaries ............................................. 24

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     4.09 Transactions in Capital Stock .............................. 24
     4.10 Predecessor Status; Etc. ................................... 25
     4.11 Related Party Agreements ................................... 25
     4.12 Litigation ................................................. 25
     4.13 Financial Statements; Disclosure ........................... 25
     4.14 Compliance with Laws ....................................... 26
     4.15 Certain Environmental Matters............................... 27
     4.16 Liabilities and Obligations................................. 27
     4.17 Receivables ................................................ 28
     4.18 Owned and Leased Real Properties ........................... 28
     4.19 Owned and Leased Property, Plant, and Equipment ............ 28
     4.20 Proprietary Rights ......................................... 29
     4.21 Title to Other Properties .................................. 29
     4.22 Commitments ................................................ 29
     4.23 Capital Expenditures ....................................... 31
     4.24 Inventories ................................................ 31
     4.25 Insurance .................................................. 32
     4.26 Employee Matters ........................................... 32
     4.27 Compliance with ERISA, Etc. ................................ 34
     4.28 Taxes ...................................................... 36
     4.29 Government Contracts ....................................... 38
     4.30 Absence of Changes ......................................... 38
     4.31 Bank Relations; Powers of Attorney ......................... 39
     4.32 Relations with Governments, Etc. ........................... 39
     4.33 Financial Condition ........................................ 39

ARTICLE V:  REPRESENTATIONS AND WARRANTIES OF IDG AND NEWCO .......... 40

     5.01 Representations and Warranties of IDG and Newco  ........... 40
     5.02 Organization and Capital Stock of Newco  ................... 40
     5.03 Organization; Power ........................................ 40
     5.04 Authorization; Enforceability; Absence of Conflicts;
             Required Consents  ...................................... 40
     5.05 Charter Documents .......................................... 41
     5.06 Capital Stock of IDG  ...................................... 42
     5.07 Financial Statements of IDG ................................ 42
     5.08 Absence of Undisclosed Liabilities ......................... 42
     5.09 Securities Filings  ........................................ 42
     5.10 Compliance with Laws; No Litigation ........................ 43
     5.11 No Brokers  ................................................ 43

ARTICLE VI:  COVENANTS EXTENDING TO THE EFFECTIVE TIME  .............. 43

     6.01 Access and Cooperation; Due Diligence ...................... 43
     6.02 Conduct of Business Pending Closing ........................ 44
     6.03 Prohibited Activities ...................................... 44
     6.04 No Shop; Release of Directors .............................. 46
     6.05 Notice to Bargaining Agents ................................ 46
     6.06 Notification of Certain Matters ............................ 46

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     6.07 Supplemental Information ................................... 47
     6.08 Additional Financial Statements ............................ 47
     6.09 Termination of Plans ....................................... 48
     6.10 Disposition of Unwanted Assets ............................. 48
     6.11 HSR Act Matters ............................................ 48

ARTICLE VII:  THE CLOSING AND CONDITIONS TO CLOSING .................. 48

     7.01 The Closing and Certain Actions  ........................... 48
     7.02 Conditions to the Obligations of Each Party at the
             Closing ................................................. 49
     7.03 Conditions to the Obligations of the Company and the
             Selling Stockholders .................................... 49
     7.04 Conditions to the Obligations of IDG and Newco ............. 50

ARTICLE VIII: COVENANTS FOLLOWING THE EFFECTIVE TIME  ................ 52

     8.01 Disclosure ................................................. 52
     8.02 Preparation and Filing of Tax Returns ...................... 52
     8.03 Removal of Guaranties ...................................... 52

ARTICLE IX:  INDEMNIFICATION  ........................................ 52

     9.01 Survival of Representations and Warranties ................  52
     9.02 Indemnification of Seller Indemnified Parties .............  53
     9.03 Indemnification of IDG Indemnified Parties ................  54
     9.04 Conditions of Indemnification .............................  54
     9.05 Remedies Not Exclusive ....................................  57
     9.06 Limitations on Indemnification ............................  57
     9.07 Special Indemnification Considerations Regarding
             Selling Stockholders ...................................  57

ARTICLE X:  LIMITATIONS ON COMPETITION  .............................  57

     10.01 Prohibited Activities  ...................................  57
     10.02 Damages  .................................................  58
     10.03 Reasonable Restraint  ....................................  58
     10.04 Severability; Reformation ................................  59
     10.05 Independent Covenant  ....................................  59
     10.06 Materiality  .............................................  59

ARTICLE XI:  GENERAL PROVISIONS .....................................  59

     11.01 Restrictions on Transfer of IDG Common Stock .............  59
     11.02 Brokers and Agents  ......................................  61
     11.03 Assignment; No Third Party Beneficiaries .................  61
     11.04 Entire Agreement; Amendment; Waivers  ....................  61
     11.05 Counterparts .............................................  61
     11.06 Expenses  ................................................  61
     11.07 Notices ..................................................  62
     11.08 Governing Law ............................................  63
     11.09 Exercise of Rights and Remedies ..........................  63
     11.10 Time .....................................................  63
     11.11 Reformation and Severability  ............................  63

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     11.12 Remedies Cumulative ....................................... 64
     11.13 Treatment of Confidential Information ..................... 64
     11.14 Restriction on Trading .................................... 65

ARTICLE XII:  TERMINATION ............................................ 65

     12.01 Termination of this Merger Agreement  ..................... 65
     12.02 Liabilities in Event of Termination  ...................... 66

ARTICLE XIII:  POWER OF ATTORNEY ..................................... 66

     13.01 Appointment of Stockholders' Agent  ....................... 66
     13.02 Liability of Agent ........................................ 66
     13.03 Succession ................................................ 66
     13.04 Irrevocable; Binding on Successors, Etc.  ................. 67



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ANNEXES AND EXHIBITS

     Annex 1        Initial Directors and Officers of the Surviving Corporation
     Annex 2        Merger Consideration
     Annex 3        Guaranteed Receivables
     Annex 4        Management Stockholders

     Exhibit A      Form of Employment Agreement
     Exhibit B      Form of Escrow Agreement


SCHEDULES
     Schedule 3.02       Selling Stockholders Who Are Not Accredited Investors
     Schedule 3.03       Disclosure of Equity Ownership and Liens
     Schedule 3.06       Brokers
     Schedule 3.08       Disclosure of Stockholders' Controlling Interests and
                            Material Related Transactions
     Schedule 4.02       Authorized Capital Stock of the Company and Company
                            Subsidiaries
     Schedule 4.03       Jurisdictions Of Authorization Or Qualification
     Schedule 4.04(c)    Conflicts
     Schedule 4.06       Defaults
     Schedule 4.07       Company Subsidiaries
     Schedule 4.08       Capital Stock
     Schedule 4.09(a)    Obligations with Respect to Company's
Capital Stock
     Schedule 4.09(b)    Stock Transfers Since June 30, 1997
     Schedule 4.10       Legal and Assumed Names
     Schedule 4.11       Continuing Related Party Agreements
     Schedule 4.12       Litigation
     Schedule 4.13       Exceptions to GAAP
     Schedule 4.14(a)    Compliance with Laws: Licenses, Permits, and Government
                            Approvals
     Schedule 4.14(b)    Non-Compliance with Laws
     Schedule 4.15(a)    Environmental Matters:  Noncompliance
     Schedule 4.15(b)    Environmental Matters:  Release of Hazardous Substances
     Schedule 4.15(c)    Environmental Matters:  Offsite Disposal of Hazardous
                            Substances
     Schedule 4.15(d)    Environmental Matters:  Storage Tanks
     Schedule 4.16(a)    Liabilities:  Not Reflected on Balance Sheet
     Schedule 4.16(b)    Liabilities:  Incurred After Balance Sheet
     Schedule 4.16(c)    Liabilities:  Outstanding Guaranties
     Schedule 4.17       Receivables Not Collected or Collectible as of Current
                            Balance  Sheet Date
     Schedule 4.18(a)    Owned and Leased Real Property
     Schedule 4.18(b)    Liens on Owned and Leased Properties



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     Schedule 4.18(c)    Subleases
     Schedule 4.18(d)    Fixed Assets Not in Good Condition
     Schedule 4.19(a)    Owned and Leased Personal Property, Plant, and
                            Equipment
     Schedule 4.19(b)    Liens on Personal Property, Plant, and Equipment
     Schedule 4.19(c)    Subleases Relating to Personal Property, Plant, and
                            Equipment
     Schedule 4.19(d)    Personal Property, Plant, and Equipment Not in Good
                            Condition
     Schedule 4.20       Proprietary Rights
     Schedule 4.22(a)(i) Partnerships, Joint Ventures, Cost-Sharing Arrangements
     Schedule 4.22(a)(ii) Guaranties or Suretyships, Indemnification or
                            Contribution Agreements, Performance Bonds
     Schedule 4.22(a)(iii)  Instruments, Agreements, or Other Obligations
                               Evidencing or Relating to Indebtedness or to
                               Money Lent or to be Lent to Another Person
     Schedule 4.22(a)(iv) Contracts to Purchase or Sell Real Property or
                             any Material Property, Plant, and Equipment
     Schedule 4.22(a)(v) Agreements with Dealers or Sales or Commission Agents,
                           Public Relations or Advertising Agencies,
                           Accountants or Attorneys
     Schedule 4.22(a)(vi) Related Party Agreements Requiring Penalties or
                             Notice to Terminate
     Schedule 4.22(a)(vii)  Material Service, Supplies, Equipment, Inventory, or
                               Fixture Agreements
     Schedule 4.22(a)(viii) Non-Compete Agreements
     Schedule 4.22(a)(ix)   Purchasing Agreements
     Schedule 4.22(a)(x)    Material Commitments and Commitments Not Made in the
                               Ordinary Course of Business
     Schedule 4.22(b)    Defaults, Penalties, and Waivers
     Schedule 4.22(c)    Expected Cancellations of Company
Commitments
     Schedule 4.23       Capital Expenditures
     Schedule 4.24(a)    Nonconforming Inventory
     Schedule 4.24(b)    Designated Inventory
     Schedule 4.25(a)    Insurance:  Policies
     Schedule 4.25(b)    Insurance:  Loss Runs and Workers' Compensation Claims
     Schedule 4.26(a)    Employee Matters:  Cash Compensation
     Schedule 4.26(b)    Employee Matters:  Engagement and Non-Competition
                            Agreements
     Schedule 4.26(c)    Employee Matters:  Other Compensation Plans
     Schedule 4.26(d)    Employee Matters:  ERISA Benefit Plans


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     Schedule 4.26(e)    Employee Matters:  Employee Policies and Procedures
     Schedule 4.26(f)    Employee Matters:  Unwritten Amendments
     Schedule 4.26(g)    Employee Matters:  Labor Compliance
     Schedule 4.26(h)    Employee Matters:  Unions
     Schedule 4.26(j)    Employee Matters:  Change of Control Benefits
     Schedule 4.26(k)    Employee Matters:  Retirees
     Schedule 4.27(b)    Compliance with ERISA:  Plans Not Qualified
     Schedule 4.27(g)    Compliance with ERISA:  Participation in Multiemployer
                            Plan
     Schedule 4.27(h)    Compliance with ERISA:  Claims and Litigation
     Schedule 4.27(k)    Compliance with ERISA:  Liabilities Incurred in
                            Amending or Modifying Plans
     Schedule 4.28       Exceptions to Tax Representations and Warranties
     Schedule 4.29       Governmental Contracts
     Schedule 4.30       Changes Since Balance Sheet Date
     Schedule 4.31       Bank Accounts
     Schedule 4.33       Adjustments to EBITDA
     Schedule 5.08       Material Liabilities of IDG
     Schedule 6.02       Conduct of Business Pending Closing: Exceptions
     Schedule 6.03       Prohibited Activities:  Exceptions for Activities
                           Involving ERISA Employee Benefit Plans or Any Other Compensation Plan, or Employee Policies and Procedures
     Schedule 6.10       Disposition of Unwanted Assets



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                                                        Execution Copy
                                                        --------------

         AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the "Merger Agreement") is made as of June 5, 1998, by and among INDUSTRIAL DISTRIBUTION GROUP, INC., a Delaware corporation ("IDG"), LDS ACQUISITION COMPANY, INC., a Georgia corporation and a wholly owned subsidiary of IDG ("Newco"), L. D. SUPPLY, INC., a Kansas corporation (the "Company"), and the persons listed on the signature pages hereof under the caption "Selling Stockholders".

                      PRELIMINARY STATEMENT

     The Company is a distributor that provides procurement solutions, products, and services to industrial users that have maintenance, repair, operating, and production supply requirements (the "Business"). IDG is in a similar line of business as the Company. The parties to this Merger Agreement have determined that it is in their respective best long-term interests to effect a business combination pursuant to which the Company will merge with and into Newco, a newly formed Georgia corporation, on the terms and subject to the conditions set forth herein (the "Merger").

     The parties to this Merger Agreement intend that this Merger
Agreement be approved and adopted by all relevant parties as a plan of reorganization within the provisions of Sections
368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of
1986, as amended.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and undertakings contained herein, the parties hereto hereby agree as follows:

                            ARTICLE I

                           DEFINITIONS

     1.01 CERTAIN DEFINED TERMS.  As used in this Merger
Agreement, the following terms have the meanings assigned to them below in this Section 1.01.

     "Adjusted EBITDA" has the meaning set forth in Section 4.33.

     "Affiliate" means, as to any specified Person, any other Person that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by, or is under common control with the specified Person. As used in this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of Capital Stock of that Person, by contract, or otherwise).

     "Balance Sheet" means the unaudited balance sheet of the Company as at the Balance Sheet Date.

     "Balance Sheet Date" means February 28, 1998.
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     "Business" has the meaning set forth in the first paragraph of the Preliminary Statement.

     "Capital Lease" means a lease of (or other agreement conveying the right to use) real or personal property that is required to be classified and accounted for as a capital lease in accordance with GAAP as in effect on the date of this Merger
Agreement.

     "Capital Stock" means, with respect to (a) any corporation, any share, or any depository receipt or other certificate representing any share, of an equity ownership interest in that corporation, and (b) any other Entity, any share, membership or other percentage interest, unit of participation, or other equivalent (however designated) of an equity interest in that Entity.

     "Cash Compensation" means, as applied to any employee, non-employee director or officer of, or any natural person who performs consulting or other independent contractor services for, the Company or any Company Subsidiary, the wages, salaries, bonuses (discretionary and formula), fees and other cash compensation paid or payable by the Company or any Company
Subsidiary to that employee or other natural person.

     "Certificate of Merger" means the articles or certificate of merger or other documents respecting the Merger that contains the information required by the GBCC and the laws of the Company's
Organization State to effectuate the Merger.

     "Charter Documents" means, with respect to any Entity at any time, in each case as amended, modified and supplemented at that time, the articles or certificate of formation, incorporation or organization (or the equivalent organizational documents) of that Entity, (b) the bylaws, operating agreement, trust indenture or regulations (or the equivalent governing documents) of that Entity and (c) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that Entity's Capital Stock or of any rights in respect of that Entity's Capital Stock.

     "Claim" means any right of indemnification of a party pursuant to Article IX hereof.

     "Claims Notice" means a Third Party Claims Notice or
Indemnity Notice.

     "Closing Date" has the meaning set forth in Section 7.01.

     "Closing Memorandum" means the form of closing memorandum to be prepared by IDG for the Closing under this Merger Agreement in which are included the forms of certificates of officers, the opinions of counsel, and certain other documents to be delivered at the Closing as provided in Article VII.

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     "COBRA" means the continuation coverage requirements of
Section 1001 of the Consolidated Omnibus Reconciliation Act of
1985, as amended, as codified in ERISA Sections 601 through 608 and Section 4980B of the Code.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" means L. D. Supply, Inc., a Kansas corporation.

     "Company Capital Stock" means the common stock, par value
$100.00 per share, of the Company.

     "Company Commitment" has the meaning set forth in Section
4.22.

     "Company Subsidiary" means any Entity that is a Subsidiary of the Company at that time.
     "Confidential Information" means, with respect to any Person, all trade secrets and other confidential, nonpublic and/or proprietary information of that Person, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, capital expenditure projects, cost summaries, pricing formulae, contract analyses, financial information, projections, confidential filings with any Governmental Authority and all other confidential, nonpublic concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of that Person.

     "Counsel For IDG and Newco" means Kilpatrick Stockton LLP,
Atlanta, Georgia.

     "Counsel for the Company" means Bever, Dye, Mustard &
Berlin, L.C.

     "Covenanting Stockholder" has the meaning set forth in
Section 10.01.

     "Current Date" means any day during the 20-day period ending on the date of the Closing.

     "Damages" to any specified Person means any costs, damages (including any consequential, exemplary, punitive, or treble damages) or expenses (including reasonable fees and actual disbursements by attorneys, consultants, experts, or other Representatives, and Litigation costs) to, any fine of or penalty on, or any liability (including loss of earnings or profits) of any other nature to that Person.

     "Damages Claim" means, as asserted (a) against any specified Person, any claim, demand, or Litigation made or pending against that Person for Damages to any other Person, or (b) by the specified Person, any claim or demand of the specified Person against any other Person for Damages to the specified Person.

     "Derivative Securities" of a specified Entity means any Capital Stock or debt security or other Indebtedness of the specified Entity or any other Person that is convertible into or exchangeable for, or any option, warrant, or other right to acquire common stock of the specified Entity.

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     "Designated Inventory" has the meaning set forth in Section
4.24.

     "Disclosure Statement" means the Schedules and a written statement executed by the Company, each of the Selling Stockholders, IDG, and Newco prior to the execution and delivery of this Merger Agreement in which either (a) exceptions are taken to representations and warranties made herein by the respective parties herein or (b) it is confirmed that no exception is taken to such representations and warranties.

     "Dissenting Stockholder" shall mean any Person holding record title to any shares of the Company Capital Stock, who has exercised such Person's statutory right to dissent from the Merger, in compliance with, and as required by, the laws of the Organization State of the Company.

     "Effective Time" has the meaning set forth in Section 2.02.

     "Election Period" has the meaning set forth in Section
9.04(a).

     "Employee Policies and Procedures" means at any time all employee manuals and all material policies, procedures, and work-related rules that apply at that time to any employee, non-employee director or officer of, or any other natural person performing consulting or other independent contractor services for, the Company or any Company Subsidiary.

     "Engagement and Non-Competition Agreements" means at any time any (a) agreement to which the Company or any Company Subsidiary is a party that then relates to the direct or indirect employment or engagement, or arises from the past employment or engagement, of any natural person by the Company or any Company Subsidiary, whether as an employee, a non-employee officer or director, a consultant or other independent contractor, a sales representative, or a distributor of any kind, including any employee leasing or service agreement and any noncompetition agreement, and (b) agreement between the Company or any Company Subsidiary and any Person that arises from the sale of a business by that Person to the Company or any Company Subsidiary and limits that Person's competition with the Company or any Company Subsidiary.

     "Employment Agreements" means the individual employment agreements to be entered into as of the Closing Date between Errol Luginbill, David Schreiner, and Ron Phillips and the Company, which shall be substantially in the form of Exhibit A attached hereto.

     "Entity" or "Entities" means one or more sole proprietorships, corporations, partnerships of any kind having a separate legal status, limited liability companies, business trusts, unincorporated organizations or associations, mutual companies, joint stock companies, or joint ventures.

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     "Environmental Laws" means any and all Governmental
Requirements applicable to the Business and relating to the environment or worker health or safety, including ambient air, surface water, land surface, or subsurface strata, or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial toxic or hazardous substances or wastes (including Hazardous Substances) or noxious noise or odor into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, recycling, removal, transport, or handling of pollutants, contaminants, chemicals, or industrial toxic or hazardous substances or wastes (including petroleum, petroleum distillates, asbestos or asbestos-containing material, polychlorinated biphenyls, chlorofluorocarbons (including chlorofluorocarbon-12), or hydrochlorofluoro- carbons), including but not limited to the Comprehensive Environmental Response
Compensation and Liability Act, 42 U.S.C.A. Section 9601 et seq.; the Resource Conversation and Recovery Act, 42 U.S.C.A. Section 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C.A. Section 1251 et seq.; the Federal Clean Air Act, 42 U.S.C.A. Section 7401 et seq.;
the Federal Insecticide Fungicide and Rodenticide Act, 7 U.S.C.A.
Section 135 et seq.; the Toxic Substances Control Act, 15 U.S.C.A. Section 2601 et seq.

     "ERISA" means the Employee Retirement Income Security Act of
1974, as amended.

     "ERISA Affiliate" means any Person that is, or at any time within six years of that time was, a member of any "group of organizations" within the meaning of Section 414(b), (c), (m) or
(o) of the Code or any "controlled group" as defined in Section 4001(a)(14) of ERISA of which the specified Person is or was a member at the same time.

     "ERISA Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA, excluding any Multiemployer
Plan.

     "ERISA Pension Benefit Plan" means any "employee pension benefit plan", as defined in Section 3(2) of ERISA, excluding any Multiemployer Plan.

     "Escrow Account" has the meaning set forth in Section 2.09.

     "Escrow Agent" means American Stock Transfer & Trust
Company, New York, New York.

     "Escrow Agreement" means the escrow agreement to be entered into on the Closing Date by and among IDG, the Selling
Stockholders, and the Escrow Agent, which shall be substantially in the form of Exhibit B attached hereto.

     "Escrowed Merger Consideration" has the meaning set forth in
Section 2.09.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Financial Statements" means the Initial Financial
Statements and the other financial statements of the Company and the Company Subsidiaries, if any, delivered to IDG pursuant to
Section 6.09 prior to the Effective Time.

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     "GAAP" means generally accepted accounting principles and
practices in the United States as in effect from time to time and, with respect to the Financial Statements of the Company, that (i) have been concurred in by Arthur Andersen LLP and (ii) have been or are being applied on a basis consistent (except for changes concurred in by Arthur Andersen LLP) with the most recent Financial Statements delivered to IDG prior to the Effective Time.

     "GBCC" means the Georgia Business Corporation Code, O.C.G.A.
Sections 14-2-101, et. seq.

     "Governmental Approval" means at any time any authorization, consent, approval, permit, franchise, certificate, license, implementing order, or exemption of, or registration or filing with, any Governmental Authority, including any certification or licensing of a natural person to engage in a profession or trade or a specific regulated activity, at that time.

     "Governmental Authority" means (a) any national, state, county, municipal, or other government, domestic or foreign, or any agency, board, bureau, commission, court, department, or other instrumentality of any such government, and (b) any Person having the authority under any applicable Governmental Requirement to assess and collect Taxes for its own account.

     "Governmental Requirement" means at any time (a) any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, writ, edict, award, authorization or other requirement of any Governmental Authority in effect at that time, and (b) any obligation included in any certificate, certification, franchise, permit, or license issued by any Governmental Authority or resulting from binding arbitration, including any requirement under common law, at that time.

     "Guaranty" means, for any specified Person, without duplication, any liability, contingent or otherwise, of that Person guaranteeing or otherwise becoming liable for any obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any liability of the specified Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) that obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of that obligation, (b) to purchase property, securities, or services for the purpose of assuring the owner of that obligation of its payment, or (c) to maintain working capital, equity capital, or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay that obligation; provided, that the term "Guaranty" does not include endorsements for collection or deposit in the ordinary course of the endorser's business.

     "Guaranteed Receivables" has the meaning set forth in
Section 2.07.

     "Hazardous Substances" means any material or substance, or combination of materials or substances, that by reason of quantity, concentration, composition, or characteristic is or in the future becomes regulated under any Environmental Law.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements
Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "IDG" means Industrial Distribution Group, Inc., a Delaware corporation.

     "IDG Acquisition Candidate" means any Entity engaged in any of the businesses of providing procurement solutions, products or services to industrial users that have maintenance, repair, operating, and production supplies requirements that either the Company or IDG or any of their Subsidiaries (i) have entered into discussions regarding a possible acquisition or (ii) have performed an acquisitions analysis with respect to any possible acquisition.

     "IDG Common Stock" means the common stock, par value $.01 per share, of IDG.

     "IDG Indemnified Party" means (a) each Selling Stockholder and each of that Selling Stockholder's Affiliates (other than the Company or, following the Effective Time, the Surviving Corporation or IDG or any of its Subsidiaries, if the Selling Stockholder is an Affiliate of IDG), agents, and counsel and (b) prior to the Effective Time, the Company and each of its officers, directors, employees, agents, and counsel who are not IDG Indemnified Parties within the meaning of clause (a) of this definition.

     "IDG Indemnified Loss" has the meaning set forth in Section
9.03.

     "Immediate Family Member" of a Stockholder means at any time: (a) if that Stockholder is a natural person, then any child or grandchild (by blood or legal adoption) or spouse of that Stockholder at that time, or any child of that spouse, or such person's parents, siblings, mothers and fathers-in-law, or brothers and sisters-in-law; and (b) if that Stockholder is an Entity whose ultimate beneficial owner is a natural person, or a natural person and his or her spouse, then any child or grandchild (by blood or legal adoption) or spouse at that time, or any child of that spouse, or such person's parents, siblings, mothers and fathers-in-law, or brothers and sisters-in-law of the ultimate beneficial owner or owners.

     "Indebtedness" of any Person means, without duplication, (a) any liability of that Person (i) for borrowed money or arising out of any extension of credit to or for the account of that Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, banker's acceptances, and similar instruments), for the deferred purchase price of property or services or arising under conditional sale or other title retention agreements, other than trade payables arising in the ordinary course of business, (ii) evidenced by notes, bonds, debentures, or similar instruments, or (iii) in respect of Capital Leases; (b) any liability secured by any Lien upon any property or assets of that Person (or upon any revenues, income, or profits of that Person therefrom), whether or not that Person has assumed that liability or otherwise becomes liable for the payment thereof; or (c) any liability of others of the type described in the preceding clause (a) or (b) in respect of which that Person has incurred, assumed, or acquired a liability by means of a Guaranty.

     "Indemnified Party" has the meaning set forth in Section
9.04(a).

     "Indemnifying Party" has the meaning set forth in Section
9.04(a).

     "Indemnity Notice" has the meaning set forth in Section
9.04(d).


     "Initial Financial Statements" means the unaudited financial statements of the Company consolidated with the Company
Subsidiaries, if any, as at the Balance Sheet Date.

     "Information" means written information, including without limitation, (a) data, certificates, reports, files, records, agreements, correspondence, plans, policies, practices, manuals, and statements, and (b) summaries of unwritten agreements, arrangements, contracts, plans, policies, programs, or practices or of unwritten amendments or modifications of, supplements to, or waivers under any of the foregoing.

     "IRS" means the Internal Revenue Service.

     "Lien" means, with respect to any property or asset of any Person (or any revenues, income, or profits of that Person therefrom) (in each case whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process, or otherwise), (a) any mortgage, lien, security interest, pledge, attachment, levy, or other charge or encumbrance of any kind thereupon or in respect thereof or (b) any other arrangement under which the same is transferred, sequestered, or otherwise identified with the intention of subjecting the same to, or making the same available for, the payment or performance of any liability in priority to the payment of the ordinary, unsecured creditors of that Person, including any "adverse claim" (as defined in Section 8-302(b) of each applicable Uniform Commercial Code) in the case of any Capital Stock. For purposes of this Merger Agreement, a Person shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease, or other title retention agreement relating to that asset.

     "Litigation" means any action, case, proceeding, claim, grievance, suit, or other proceeding conducted by or pending before any Governmental Authority or any arbitration or mediation proceeding.

     "Management Stockholders" means those Selling Stockholders set forth in Annex 4.

     "Material" means, as applied to any Entity, material to the business, operations, property or assets, liabilities, financial condition, results of operations, or prospects of that Entity and its Subsidiaries considered as a whole.

     "Material Adverse Effect" means, with respect to the consequences of any fact or circumstance (including the occurrence or non-occurrence of any event) to the Company and the Company Subsidiaries considered as a whole (or after the Effective Time, the Surviving Corporation and the Company
Subsidiaries considered as a whole), that such fact or circumstance has caused, is causing, or may reasonably be expected to cause, directly, indirectly, or consequentially, singularly or in the aggregate with other facts and circumstances, any Damages in excess of the Threshold Amount.

     "Material Agreement" of an Entity means any contract or agreement (a) to which that Entity or any of its Subsidiaries is a party, or by which that Entity or any of its Subsidiaries is bound or to which any property or assets of that Entity or any of its Subsidiaries is subject and (b) which is Material to that Entity.

     "Merger" has the meaning set forth in the Preliminary
Statement.

     "Merger Agreement" means this Agreement and Plan of Merger and Reorganization, including the Disclosure Statement relating hereto and all attached Annexes and Exhibits, as each of the same may be amended, modified or supplemented from time to time pursuant to the provisions hereof or thereof.

     "Merger Consideration" has the meaning set forth in Section
2.04.

     "Merger Transaction" means the Merger, and any ancillary transactions contemplated to be consummated in accordance herewith.

     "Moody's" means Moody's Investors Service, Inc.

     "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, Section 414 of the Code, or
Section 3(37) of ERISA.

     "Negotiating Period Average Price" means the sum of (a) the closing price of IDG Common Stock on [April 21, 1998]; plus (b) the closing price of IDG Common Stock on the last trading day that is three business days immediately prior to the Closing Date; plus (c) the Interim Period Average (as such term is defined below); divided by 3. The term "Interim Period Average" means the sum of the closing prices of IDG Common Stock on every trading day from and including the date referenced in clause (a) above and through and including the date referenced in clause (b) above, divided by the number of trading days included in such period. The closing price of IDG Common Stock on a trading day, for purposes of this calculation, shall be the day's last trade price as reported by the New York Stock Exchange. If the Company and IDG are advised by their respective counsel that to permit the Merger to be completed in accordance with applicable legal processes and requirements, the Negotiating Period Average Price must be determined earlier than three business days before the Closing Date, the Company and IDG shall agree to use a date, for purposes of clause (b) above, that is the least number of days prior to the Closing Date that is reasonably acceptable in light of the advice of such counsel.

     "Newco" means LDS Acquisition Company, Inc., a Georgia corporation.

     "Newco Common Stock" means the common stock, par value $.01 per share, of Newco.

     "Organization State" means, as applied to (a) any corporation, its state or other jurisdiction of incorporation,
(b) any limited liability company or limited partnership, the state or other jurisdiction under which laws such Entity is organized and existing in such legal form, and (c) any other Entity, the state or other jurisdiction whose laws govern such Entity's internal affairs.

     "Other Compensation Plan" means any compensation or benefit arrangement, plan, policy, practice, or program established, maintained, or sponsored by the Company or any Company Subsidiary, or to which the Company or any Company Subsidiary contributes, on behalf of any of its employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries, including, but not limited to, all pension, retirement, profit sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, medical, vision, dental or other health plans, life insurance plans, and all other employee benefit plans or fringe benefit plans, but excluding any ERISA Benefit Plan.

     "Permitted Investments" means at the time of purchase or other acquisition by the Company or any Company Subsidiary (a) obligations issued or guaranteed by the United States of America with a remaining maturity not exceeding one year, (b) commercial paper with maturities of not more than 270 days and a published rating of not less than A-1 by S&P or P-1 by Moody's, and (c) certificates of deposit and bankers' acceptances having maturities of not more than one year of any commercial bank or trust company if (i) that bank or trust company has a combined capital and surplus of at least $500,000,000 and (ii) its unsecured long-term debt obligations, or those of a holding company of which it is a subsidiary, are rated not less than A-by S&P or A3 by Moody's.

     "Permitted Liens" means, as applied to the property or assets of any Person (or any revenues, income or profits of that Person therefrom), (a) Liens for Taxes if the same are not at the time due and delinquent; (b) Liens of carriers, warehousemen, mechanics, laborers and materialmen for sums not yet due; (c) Liens incurred in the ordinary course of that Person's business in connection with workmen's compensation, unemployment insurance and other social security legislation (other than pursuant to ERISA or Section 412(n) of the Code); (d) Liens incurred in the ordinary course of that Person's business in connection with deposit accounts or to secure the performance of bids, tenders, trade contracts, statutory obligations, surety and appeal bonds, performance and return-of-money bonds and other obligations of like nature; (e) easements, rights-of-way, reservations, restrictions and other similar encumbrances incurred in the ordinary course of that Person's business or existing on property and not materially interfering with the ordinary conduct of that Person's business or the use of that property; (f) defects or irregularities in that Person's title to its real properties which do not materially (i) diminish the value of the surface estate or (ii) interfere with the ordinary conduct of that Person's business or the use of any of such properties; (g) any interest or title of a lessor of assets being leased by any Person pursuant to any Capital Lease disclosed in Schedule 4.18 or any lease that, pursuant to GAAP, would be accounted for as an operating lease; and (h) Liens securing purchase money Indebtedness so long as such Liens do not attach to any property or assets other than the properties or assets purchased with the proceeds of such Indebtedness.

     "Person" means any natural person, Entity, estate, trust, union or employee organization, or Governmental Authority or, for the purpose of the definition of "ERISA Affiliate", any trade or business.

     "Prohibited Transaction" means any transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.

     "Property, Plant, and Equipment" means at any time any property that then would be included and classified as property, plant, and equipment on a balance sheet prepared in accordance with GAAP of the Company or a Company Subsidiary.

     "Proprietary Rights" means (a) patents, applications for patents, and patent rights, (b) in each case, whether registered, unregistered, or under pending registration, trademark rights, trade names, trade name rights, corporate names, business names, trade styles or dress, service marks and logos, and other trade designations and copyrights, and (c), in the case of the Company or any Company Subsidiary, all agreements relating to the technology, know-how, or processes used in any business of the Company or any Company Subsidiary, which are protectable as trade secrets under applicable law.

     "Pro Rata Share" means, for each Selling Stockholder, the fraction expressed as a percentage the numerator of which is the number of shares of outstanding Company Capital Stock owned by that Selling Stockholder and the denominator of which is the total number of shares of outstanding Company Capital Stock owned by all Stockholders, as of the Closing Date.

     "Receivables Determination Date" shall mean the date that ends on the first anniversary of the Closing Date.

     "Registration Statement" has the meaning set forth in
Section 2.08.

     "Related Party Agreement" means any contract or other agreement, written or oral, (a) to which the Company or any Company Subsidiary is a party or is bound or by which any property of the Company or any Company Subsidiary is bound or may be subject, and (b) (i) to which any Stockholder or any of that Stockholder's Related Persons or Affiliates also is a party, (ii) of which any Stockholder or any of that Stockholder's Related Persons or Affiliates is a beneficiary, or (iii) as to which any transaction contemplated thereby properly would be characterized (without regard to the amount involved) as a related party transaction for purposes of applying the disclosure requirements of GAAP or the SEC applicable to the Registration Statement.

     "Related Person" of a Stockholder means (a) if that Stockholder is a natural person, (i) any Immediate Family Member of that Stockholder, (ii) any Estate of that Stockholder or any Immediate Family Member of that Stockholder, (iii) the trustee of any inter vivos or testamentary trust of which all the beneficiaries are Related Persons of that Stockholder, and (iv) any Entity the entire equity interest in which is owned by any one or more of that Stockholder and Related Persons of that Stockholder; and (b) if that Stockholder is an Entity, Estate, or trust, (i) any Person who owns an equity interest in that Stockholder on the date hereof, (ii) any Person who would be a Related Person under clause (a) of this definition of a natural person who is an ultimate beneficial owner of that Stockholder, or (iii) any other Entity the entire equity interest in which is owned by any one or more of that Stockholder and Related Persons of that Stockholder. As used in this definition, "Estate" means, as to any natural person who has died or been adjudicated mentally incompetent by a court of competent jurisdiction, that person's estate or the administrator, conservator, executor, guardian, or representative of that estate.

     "Representatives" means, with respect to any Person, the directors, officers, employees, Affiliates, accountants (including independent certified public accountants), advisors, attorneys, consultants, or other agents of that Person, or any other representatives of that Person or of any of those directors, officers, employees, Affiliates, accountants (including independent certified public accountants), advisors, attorneys, consultants or other agents.

     "Restricted Payment" means, with respect to any Entity at any time, any of the following effected by that Entity, (a) any declaration or payment of any dividend or other distribution, direct or indirect, on account of any Capital Stock of that Entity or any Affiliate of that Entity or (b) any direct or indirect redemption, retirement, purchase, or other acquisition for value of, or any direct or indirect purchase, payment, or sinking fund or similar deposit for the redemption, retirement, purchase, or other acquisition for value of, or to obtain the surrender of, (i) any then outstanding Capital Stock of that Entity or any Affiliate of that Entity or (ii) any then outstanding warrants, options, or other rights to acquire or subscribe for or purchase unissued or treasury Capital Stock of that Entity or any Affiliate of that Entity.

     "Returns" means the returns, reports, or statements
(including any information returns) any Governmental Requirement requires to be filed for purposes of any Tax.

     "S Corporation Tax Amount" means fifty percent (50%) of the total additions to the accumulated adjustment account for 1997 and the portion of 1998 ending on the Effective Date, exclusive of the tax effect of distributions of life insurance and the GAAP variances set forth inSchedule 4.13. For these purposes the total additions to the accumulated adjustments account means the total of the separately and non-separately stated items which appear on the Company's Form K-1 plus tax-exempt income and less non-deductible expenses.

     "Schedules" shall mean those certain disclosures made by the Company, the Stockholders, IDG or Newco containing such information, as appropriate, relating to the representations and warranties made by the respective party as set forth in the Disclosure Statement.

     "SEC" means the Securities and Exchange Commission.

     "SEC Documents" has the meaning set forth in Section 5.07.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Seller Indemnified Party" means IDG and its Subsidiaries.


     "Seller Indemnified Loss" has the meaning set forth in
Section 9.02.

     "Selling Stockholders" shall mean all Persons holding record title to any of the shares of the Company Capital Stock, as reflected on the books and records of the Company as of the date hereof, that have not exercised a statutory right to dissent from the Merger in compliance with, and as required by, the laws of the Organization State of the Company.

     "S&P" means Standard and Poor's Rating Group.

     "Stockholders" shall mean collectively the Selling
Stockholders and Dissenting Stockholders.

     "Stockholders' Agent" has the meaning set forth in Section
13.01.

     "Stockholder Indemnified Loss" has the meaning set forth in
Section 9.02(b).

     "Subsidiary" or "Subsidiaries" of any specified Person means any Entity or Entities, as the case may be, a majority of the Capital Stock of which is or are at that time owned directly by the specified Person.

     "Supplemental Information" has the meaning set forth in
Section 6.07.

     "Surviving Corporation" means the Entity to be designated in the Certificate of Merger as the surviving corporation of the Merger.

     "Tax" or "Taxes" means all net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, or other taxes, assessments, duties, fees, levies, or other governmental charges or assessments of any nature whatever imposed by any Governmental Requirement, whether disputed or not, together with any interest, penalties, or additional amounts with respect thereto.

     "Taxing Authority" means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.

     "Territory" has the meaning set forth in Section 10.01(a).

     "Third Party Claim" has the meaning set forth in Section
9.04(a).

     "Third Party Claims Notice" has the meaning set forth in
Section 9.04(a).

     "Threshold Amount" means one percent (1%) of the Transaction
Value.

     "Transaction Documents" means this Merger Agreement, the Employment Agreements, the Escrow Agreement, and the other written agreements, documents, instruments, and certificates executed pursuant to or in connection with this Merger Agreement or the Merger Transaction, including those specified in Article VII to be delivered at or before the Closing Date, all as amended, modified, or supplemented from time to time.

     "Transaction Value" means the value expressed in dollars resulting as (a) the product of (i) the aggregate number of shares of IDG Common Stock to be delivered as part of the Merger Consideration pursuant to Section 2.04 multiplied by (ii) the Negotiation Period Average Price plus (b) the amount of the Merger Consideration payable in cash as set forth in Section 2.04.

     "Transfer Taxes" has the meaning set forth in Section 11.06.

     "Welfare Plan" means an "employee welfare benefit plan" as defined in Section 3(1) of ERISA.

     "Wholly-Owned Subsidiary" means any corporation or other
Entity or Entities, as the case may be, all of the outstanding
Capital Stock of which, on a fully diluted basis, is owned, directly by, or indirectly through another Wholly Owned
Subsidiary, by the Company.

     1.02 OTHER DEFINITIONAL PROVISIONS. (a) Except as otherwise specified herein, all references herein to any Governmental Requirement defined or referred to herein, including the Code, ERISA, the Exchange Act, and the Securities Act, shall be deemed references to that Governmental Requirement or any successor Governmental Requirement, as the same may have been amended or supplemented from time to time, and any rules or regulations promulgated thereunder.

          (b) When used in this Merger Agreement, the words "herein", "hereof", and "hereunder" and words of similar import shall refer to this Merger Agreement as a whole and not to any provision of this Merger Agreement, and the words "Article", "Section", "Annex", "Schedule", and "Exhibit" refer to Articles and Sections of, and Annexes, Schedules, and Exhibits to this Merger Agreement, unless otherwise specified.

          (c) Whenever the context so requires, the singular includes the plural and vice versa, and a reference to one gender includes the other gender and the neuter.

          (d) The word "including" (and, with correlative meaning, the word "include") means that the generality of any description preceding such word is not limited, and the words "shall" and "will" are used interchangeably and have the same meaning.

     1.03 CAPTIONS. Captions to Articles, Sections, and subsections of, and Annexes, Schedules, and Exhibits to, this Merger Agreement or any Transaction Document are included for convenience of reference only, and such captions shall not constitute a part of this Merger Agreement or any Transaction Document for any other purpose or in any way affect the meaning or construction of any provision of this Merger Agreement or any Transaction Document.

                            ARTICLE II

                THE MERGER AND RELATED AGREEMENTS

     2.01 CERTIFICATE OF MERGER. Subject to the terms and conditions hereof, the Company and Newco will cause a Certificate of Merger to be duly executed and delivered on or prior to the Closing Date, to be filed with the Secretary of State of the State of Georgia and, if required, in the appropriate filing office of the Organization State of the Company.

     2.02 THE EFFECTIVE TIME.   The effective time of the Merger
(the "Effective Time") will be 10:00 a.m., Eastern Time, on the
Closing Date or such other time as may be specified in the Certificate of Merger.

     2.03 CERTAIN EFFECTS OF THE MERGER.   At and as of the
Effective Time:

          (a) the Company will be merged with and into Newco in accordance with the provisions of the GBCC and the laws of the Organization State of the Company;

          (b) the Company will cease to exist as a separate legal entity;

          (c) the articles of incorporation of Newco will remain as the articles of incorporation of the Surviving Corporation;

          (d) Newco, as the Surviving Corporation, will (i) possess all of the properties, rights, privileges, immunities, franchises and powers, and be subject to all the restrictions, duties, liabilities, debts and obligations, of the Company, and
(ii) be governed by the laws of the State of Georgia;

          (e) the Charter Documents of Newco will remain (until changed in accordance with applicable law or their terms) as the Charter Documents of the Surviving Corporation;

          (f)  the board of directors of the Surviving
Corporation will consist of the persons named in Annex 1, each of whom will hold the office of director of the Surviving
Corporation subject to the provisions of the GBCC and other applicable laws and the Charter Documents of the Surviving
Corporation; and

          (g) the officers of the Surviving Corporation will be as set forth in Annex 1, each of whom will serve in such office, subject to the provisions of the GBCC and other applicable laws and the Charter Documents of the Surviving Corporation, until that person's successor is duly elected to, and, if necessary, qualified for, that office.

     2.04 EFFECT OF THE MERGER ON CAPITAL STOCK.  (a) As of the
Effective Time, as a result of the Merger and without any action on the part of any of the Stockholders:

               (i) all of the shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time will (A) be converted into the right to receive, subject to the provisions of Sections 2.05, 2.06, and 2.09, without interest, on surrender of the certificates evidencing such shares, as set forth on Annex 2, (1) the number of whole shares of IDG Common Stock calculated by taking $5,000,000 divided by the Negotiation Period Average Price plus any cash paid for fractional shares pursuant to
     Section 2.06, and (2) $5,000,000 payable in immediately available funds or by wire transfer (collectively, the "Merger Consideration"), (B) cease to be outstanding, and
     (C) be canceled and retired on the books of the Company;

               (ii) each share of Company Capital Stock held in the treasury of the Company or any Company Subsidiary will
     (A) cease to be outstanding and (B) be canceled and retired;
     and

               (iii) each share of the Newco Common Stock issued and outstanding immediately prior to the Effective Time will remain one share of the common stock, par value $.01 per share, of the Surviving Corporation, and collectively will constitute all of the issued and outstanding shares of the Capital Stock of the Surviving Corporation.

          (b) Each holder of a certificate representing shares of Company Capital Stock immediately prior to the Effective Time will, as of the Effective Time and thereafter, cease to have any rights respecting those shares other than the right to receive, subject to the provisions of Sections 2.05, 2.06, and 2.07(c), without interest, the Merger Consideration.

     2.05 DELIVERY, EXCHANGE, AND PAYMENT.   (a) At or after the
Effective Time, each Selling Stockholder, upon surrender to IDG (or any agent that may be appointed by IDG for purposes of this Section 2.05) of any and all certificates representing the shares of Company Capital Stock held by such Selling Stockholder, will receive, subject to the provisions of Sections 2.05, 2.06, and 2.09, the Merger Consideration as set forth on Annex 2. Until any certificate representing shares of Company Capital Stock has been surrendered pursuant to this Section 2.05, that certificate will, for all purposes, be deemed to evidence ownership of the number of whole shares of IDG Common Stock included in the Merger Consideration deliverable, subject to Section 2.09, in respect of that certificate pursuant to Section 2.04. At the Closing, or soon as reasonably practicable thereafter, but in no event later than five business days after the Closing, IDG shall deliver the shares of Common Stock representing the Merger Consideration to the Selling Stockholders subject to the provisions of Sections 2.05, 2.06, and 2.09. All shares of IDG Common Stock issuable in the Merger will be deemed for all purposes to have been issued by IDG at the Effective Time. Notwithstanding the foregoing, the Stockholders' Agent may, at the instruction of any of the Selling Stockholders, surrender the shares of Company Capital Stock of such Selling Stockholders to IDG and receive the Merger Consideration on behalf of such Selling Stockholders, subject to the provisions of Sections 2.05, 2.06, and 2.09.

          (b)  Each Selling Stockholder, or the Stockholders'
Agent, will deliver to IDG (or any agent that may be appointed by IDG for purposes of this Section 2.05), on or before the Closing


Date, the certificates representing shares of Company Capital Stock owned by the Selling Stockholder, duly endorsed in blank, or accompanied by duly executed stock powers in blank, and with all necessary transfer taxes and other revenue stamps, acquired at the Selling Stockholders' expense, affixed and canceled. Each Selling Stockholder shall cure any deficiencies in the endorsement of the certificates or other documents of conveyance respecting, or in the stock powers accompanying, the certificate representing the shares of Company Capital Stock delivered by the Selling Stockholders, or the Stockholders' Agent, as may be requested by IDG.

          (c) No dividends or other distributions declared or earned after the Effective Time with respect to IDG Common Stock and payable to the holders of record thereof after the Effective Time will be paid to the holder of any unsurrendered certificate representing shares of Company Capital Stock for which shares of IDG Common Stock have been issued in the Merger, until such certificate is surrendered as provided herein, but (i) on such surrender, IDG will cause to be paid, to the Person in whose name the certificate representing such shares of IDG Common Stock shall then be issued, (1) the amount of dividends or other distributions previously paid to any holders of IDG Common Stock as of the record date with respect to such whole shares of IDG Common Stock, or which have accrued, subsequent to the Effective Time but prior to surrender, and (2) the amount of any cash payable in lieu of fractional shares pursuant to Section 2.06, and (ii) at the appropriate payment date or as soon as practicable thereafter, IDG will cause to be paid to that Person the amount of dividends or other distributions with a record date, or which have been accrued, subsequent to the Effective Time, (but which are not payable until a date subsequent to surrender), which are payable with respect to such whole shares of IDG Common Stock, subject in all cases to any applicable escheat laws. No interest will be payable with respect to any such dividends or other distributions on surrender of the outstanding certificates.

          (d) Each Dissenting Stockholder, in lieu of receiving the Merger Consideration as set forth on Annex 2, shall receive from the Company (or the Surviving Corporation) the payment in respect of the shares of Company Capital Stock owned by such Dissenting Shareholder that is required by, and in compliance with, applicable law.

     2.06 FRACTIONAL SHARES. Notwithstanding any other provision herein, no fractional shares of IDG Common Stock will be issued. Any Selling Stockholder who otherwise would be entitled hereunder to receive a fractional share of IDG Common Stock but for this
Section 2.06 will be entitled to receive, in lieu thereof, a cash payment for and in the amount (rounded up to the nearest whole cent) equal to that Selling Stockholder's fractional interest in a share of IDG Common Stock multiplied by the Negotiating Period Average Price.

     2.07 GUARANTEED RECEIVABLES. The Selling Stockholders hereby jointly and severally agree to the irrevocable guarantee upon the terms and conditions set forth herein of the collection in full, on or before the Receivables Determination Date, of the net dollar amount of the receivables (i.e., gross receivables less the allowance for doubtful accounts) set forth in Annex 3

attached hereto (the "Guaranteed Receivables"), for the benefit of the Surviving Corporation, and further agree to secure such guarantee with the General Escrowed Merger Consideration (as defined in Section 2.09 below). The obligations of the Selling Stockholders under this paragraph shall be limited to such Selling Stockholder's Pro Rata Share of the Transaction Value, and shall expire and be of no further effect as to any Guaranteed Receivables remaining uncollected as of the Receivables Determination Date for which a claim has not been made by IDG before 5:00 p.m., Eastern Time, on or before ten business days after the Receivables Determination Date. For purposes of determining whether any of the Guaranteed Receivables remain uncollected at the Receivables Determination Date, reductions to the Guaranteed Receivables resulting from the return of inventory or other offsets (to the extent such offsets reduce any liability of the Company) shall be considered a collection, and therefore the Surviving Corporation shall have no claim against the Selling Stockholders to the extent of such reduction or offset. Any guaranteed receivables for which a claim is made under this
Section 2.07 shall be assigned to the Selling Stockholders who shall be allowed to pursue collection of the same on their own behalf and at their own expense. IDG and Newco shall provide such cooperation and assistance to Selling Stockholders as reasonable necessary to pursue such collections.

     2.08 RESALE REGISTRATION STATEMENT. (a) IDG agrees to file with the Securities and Exchange Commission (the "SEC") within 60 days of the Effective Time at IDG's sole cost and expense (provided that all brokers commissions and discounts applicable to any of the Selling Stockholders shall be borne by the Selling Stockholders) a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), on Form S-1, or some other appropriate form, that covers the resale by the Selling Stockholders of the shares of IDG Common Stock to be delivered to them as Merger Consideration. The Company and the Selling Stockholders agree to provide reasonable assistance as necessary in the preparation and filing of the Registration Statement and any amendment or supplement thereto or to any prospectus therein, including, without limitation, providing all material facts regarding the Company's operations, business, assets, liabilities and personnel, together with audited financial statements, all as may be required by the Securities Act and the rules, regulations and practices of the SEC, for inclusion in the Registration Statement or any amendment or supplement.

     2.09 ESTABLISHMENT OF ESCROW. On the Closing Date, an aggregate of fifteen percent (15%) of the Merger Consideration (the "General Escrowed Merger Consideration"), allocated among the Selling Stockholders as set forth on Annex 2, shall be deposited with the Escrow Agent to be held in escrow (the "Escrow Account") pursuant to the Escrow Agreement for a period of up to two years from the Closing Date, for the purpose of securing and funding part of the obligations of the Selling Stockholders and the Company to IDG and Newco that may arise pursuant to Section
2.07 and Article IX hereof. In addition, on the Closing Date, an aggregate of $500,000 of the cash to be delivered to, and received by, the Selling Stockholders as part of the Merger Consideration (the "Tax Escrowed Merger Consideration"), as allocated on Annex 2, shall be deposited with and held by the Escrow Agent until the Tax Escrow Termination Date (as defined in the Escrow Agreement) for the purpose of securing and funding the obligations of the Selling Stockholders with respect to accumulated earnings taxes for the Company's tax years 1994, 1995, 1996, and 1997, and any related penalties, interest, costs and expenses, including attorneys and accountants fees (the General Escrowed Merger Consideration and the Tax Escrowed Merger Consideration shall collectively be referred to as the "Escrowed Merger Consideration"). The Escrowed Merger Consideration shall be held in the Escrow Account and disbursed in accordance with

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

the terms of the Escrow Agreement. Notwithstanding the foregoing, the respective Selling Stockholders as the legal owners of any shares of IDG Common Stock included in the Escrowed Merger Consideration, unless and until disposed of in accordance with the terms of this Merger Agreement and the Escrow Agreement, shall be entitled to exercise the voting rights and to receive any dividends or other distributions declared and paid with respect to such shares; provided, however, any shares of IDG Common Stock issued with respect to the Escrowed Merger Consideration as a result of a stock dividend, share exchange, stock split, or other action in respect of IDG Common Stock, shall be held in the Escrow Account as additional Escrowed Merger Consideration.

     2.10 ISSUANCE OF OPTIONS. Options covering a number of shares equal to six percent (6%) of the IDG Common Stock issued to the Selling Stockholders as Merger Consideration pursuant to
Section 2.04 will be made available for issuance to the Company's key employees after the Closing (other than the Selling Stockholders), as determined by the Company's president (or other officer or director designated by the Company and acceptable to
IDG) in accordance with IDG's policies, and authorized and issued under the terms of IDG's Stock Incentive Plan (the "Plan"). As required by the terms of the Plan, issuance of these options shall be subject to the prior approval of the Compensation Committee of IDG's Board of Directors.

                           ARTICLE III

    REPRESENTATIONS AND WARRANTIES OF EACH SELLING STOCKHOLDER

     3.01 REPRESENTATIONS AND WARRANTIES OF EACH SELLING STOCKHOLDER. Each Selling Stockholder represents and warrants to IDG and Newco that, as applied solely to such Selling Stockholder, all of the representations and warranties in this
Article III are, as of the date of this Merger Agreement, and as amended or supplemented pursuant to Section 6.07, will be, on the Closing Date, true and correct, and do not and will not contain or omit any disclosure that has or will or could have a Material Adverse Effect on the Company or on the Surviving Corporation or IDG.

     3.02 INVESTMENT INTENTIONS.  (a)  Each Selling Stockholder
(i) will be acquiring the shares of IDG Common Stock to be issued pursuant to Section 2.04 to the Selling Stockholder solely for such Selling Stockholder's account, for investment purposes only and with no current intention or plan to distribute, sell, or otherwise dispose of any of those shares in connection with any distribution that is not made pursuant to the Registration Statement or an applicable exemption under the Securities Act;
(ii) is not a party to any agreement or other arrangement for the disposition of any shares of IDG Common Stock other than this Merger Agreement; (iii) unless disclosed otherwise on Schedule 3.02, is an "accredited investor" as defined in Securities Act Rule 501(a); (iv) (A) is able to bear the economic risks of an investment in the IDG Common Stock acquired pursuant to this Merger Agreement, (B) can afford to sustain a total loss of that investment, (C) has such knowledge and experience in financial and business matters that the Selling Stockholder is capable of evaluating the merits and risks of the proposed investment in the IDG Common Stock, (D) has had an adequate opportunity to ask questions and receive answers from the officers of IDG concerning any and all matters relating to the transactions contemplated hereby, including the background and experience of the current and proposed officers and directors of IDG, the plans for the operations of the business of IDG, the business, operations, and financial condition of IDG, and any plans of IDG for additional acquisitions, and (E) has asked all questions of the nature described in preceding clause (D), and all those questions have been answered to such Selling Stockholder's satisfaction.

          (b) The Selling Stockholder has no present plan, intention, or arrangement to dispose of any of the IDG Common Stock received in the Merger Transaction if such disposition would reduce the fair value of the IDG Common Stock (with such value measured as of the Closing Date) retained by the Selling Stockholder to an amount less than 50% of the fair value of the Company Capital Stock held by the Selling Stockholder immediately before the consummation of the Merger Transaction.

     3.03 OWNERSHIP AND STATUS OF THE COMPANY CAPITAL STOCK.
Each Selling Stockholder is the record and beneficial owner (or, if the Selling Stockholder is a trust or the estate of a deceased natural person, the legal owner) of the number of shares of the Company Capital Stock set forth opposite the Selling Stockholder's name in Schedule 3.03, free and clear of all Liens, except for the Liens accurately set forth in Schedule 3.03, all of which will be released at or before the Effective Time.

     3.04 POWER OF THE SELLING STOCKHOLDER; APPROVAL OF THE MERGER TRANSACTION. (a) Each Selling Stockholder has the full power, legal capacity, and authority to execute and deliver this Merger Agreement and each Transaction Document to which the Selling Stockholder is a party and to perform the Selling Stockholder's obligations in this Merger Agreement and in all Transaction Documents to which the Selling Stockholder is a party. This Merger Agreement constitutes, and each such Transaction Document when executed in the Selling Stockholder's individual or legal capacity and delivered by the Selling Stockholder, or the Stockholders' Agent, will constitute the legal, valid, and binding obligation of each respective Selling Stockholder, enforceable against each Selling Stockholder in accordance with its terms, except as that enforceability may be
(i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law). If the Selling Stockholder is an Entity, the Selling Stockholder has obtained, in accordance with all applicable Governmental Requirements and its Charter Documents, all approvals and the taking of all actions necessary for the authorization, execution, delivery, and performance by the Selling Stockholder of this Merger Agreement and the Transaction Documents to which the Selling Stockholder is a party. If the Selling Stockholder is acting otherwise than in his individual capacity (whether as an executor or a guardian or in any other fiduciary or representative capacity), all actions on the part of the Selling Stockholder and all other Persons (including any court) necessary for the authorization, execution, delivery, and performance by the Selling Stockholder of this Merger Agreement and the Transaction Documents to which the Selling Stockholder is a party have been duly taken and the transactions contemplated herein have been duly authorized.

          (b) The Selling Stockholder, acting in each capacity in which he or it is entitled to vote to approve or disapprove the consummation of the Merger Transaction, has voted all the shares of Company Capital Stock owned by him or it in favor of the entering of this Merger Agreement and the consummation of the Merger Transaction and the other transactions contemplated hereby.

     3.05 NO CONFLICTS OR LITIGATION. The execution, delivery, and performance in accordance with their respective terms by the Selling Stockholder of this Merger Agreement and the Transaction Documents to which the Selling Stockholder is a party do not and will not (a) violate or conflict with any Governmental Requirement, (b) breach or constitute a default under any agreement or instrument to which the Selling Stockholder is a party or by which the Selling Stockholder or any of the shares of Company Capital Stock owned by the Selling Stockholder is bound,
(c) result in the creation or imposition of, or afford any Person the right to obtain, any Lien upon any of the shares of Company Capital Stock owned by the Selling Stockholder, or (d) if the Selling Stockholder is an Entity, violate the Stockholder's Charter Documents. No Litigation is pending or, to the knowledge of the Selling Stockholder, threatened to which the Selling Stockholder is or may become a party that (i) questions or involves the validity or enforceability of any of the Selling Stockholder's obligations under any Transaction Document or (ii) seeks (or reasonably may be expected to seek) (A) to prevent or delay the consummation by the Selling Stockholder of the transactions contemplated by this Merger Agreement to be consummated by the Selling Stockholder or (B) Damages in connection with any consummation by the Selling Stockholder of the transactions contemplated by this Merger Agreement.

     3.06 NO BROKERS. Except as set forth on Schedule 3.06, the Selling Stockholder has not, directly or indirectly, in connection with this Merger Agreement or the transactions contemplated hereby (a) employed any broker, finder, or agent or
(b) agreed to pay or incurred any obligation to pay any broker's or finder's fee, any sales commission, or any similar form of compensation.

     3.07 PREEMPTIVE AND OTHER RIGHTS; WAIVER. Except for the rights of the Selling Stockholder to receive shares of IDG Common Stock as a result of the Merger Transaction or to acquire IDG Common Stock pursuant to any written option granted by IDG to the Selling Stockholder separate and apart from this Merger Agreement, the Selling Stockholder either (a) does not own or otherwise have any statutory or contractual preemptive or other right of any kind (including any right of first offer or refusal) to acquire any shares of Company Capital Stock or IDG Common Stock or (b) hereby irrevocably waives each right of that type the Selling Stockholder does own or otherwise has.

     3.08 CONTROL OF RELATED BUSINESSES. Except as accurately set forth in Schedule 3.08, the Selling Stockholder is not, alone or with one or more other Persons, the controlling Affiliate of, or has an equity interest in, any Entity, business, or trade (other than the Company and the Company Subsidiaries, if the Stockholder is an Affiliate of the Company) that (a) is engaged in any line of business that is the same as or similar to the Business of the Company or IDG, or (b) is, or has within the three-year period ending on the date of this Merger Agreement, engaged in any transaction with the Company or any Company Subsidiary.

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
                            ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF
           THE COMPANY AND THE MANAGEMENT STOCKHOLDERS

     4.01 TRUTHFULNESS OF THE REPRESENTATIONS AND WARRANTIES BY THE COMPANY AND EACH MANAGEMENT STOCKHOLDER. The Company and each Management Stockholder, jointly and severally, represent and warrant to IDG and Newco that all of the following representations and warranties in this Article IV are, as of the date of this Merger Agreement, and as amended or supplemented pursuant to Section 6.07, will be, on the Closing Date, true and correct, and except as disclosed in the Schedules do not and will not contain any information, or omit any disclosure, that has or will or could have a Material Adverse Effect on the Company or on the Surviving Corporation or IDG.

     4.02 ORGANIZATION AND CAPITALIZATION OF COMPANY. (a) The Organization State of the Company is Kansas, and the Company (i) is a corporation duly organized, validly existing, and in good standing under the laws of that State, (ii) has all requisite corporate power and authority under all applicable laws and its Charter Documents to own or lease and to operate its properties and to carry on its business as it is now conducted, and (iii) is duly qualified and in good standing as a foreign corporation in all jurisdictions in which it owns or leases property or in which the carrying on of its business as now conducted so requires, except where the failure to be so qualified, singularly or in the aggregate, would not have a Material Adverse Effect.

          (b)  The authorized, issued, and outstanding Capital
Stock of the Company is as set forth on Schedule 4.02, and, except as set forth in such Schedule, (i) no shares are held by the Company as treasury shares, and (ii) no outstanding
Derivative Securities of the Company exist.

     4.03 QUALIFICATION. Schedule 4.03 accurately lists all of the jurisdictions in which the Company or any Company Subsidiary is authorized or qualified to own, lease, or operate its properties, or to carry on its business as now conducted, and except as set forth on such Schedule 4.03, neither the Company nor any Company Subsidiary owns, leases, or operates properties or carries on any business that is Material to the Company in any other jurisdiction.

     4.04 AUTHORIZATION; ENFORCEABILITY; ABSENCE OF CONFLICTS; REQUIRED CONSENTS. (a) Except for approval by the Stockholders, the execution, delivery, and performance by the Company of this Merger Agreement and each Transaction Document to which it is a party, and the consummation of the Merger Transaction and the other transactions contemplated hereby and thereby, are within its corporate or other power under its Charter Documents and the applicable Governmental Requirements of its Organization State and have been duly authorized by all proceedings, including actions permitted to be taken in lieu of proceedings, as permitted under its Charter Documents and those Governmental Requirements.

     (b) This Merger Agreement has been, and each of the Transaction Documents to which the Company is a party, when executed and delivered to IDG or, if applicable, Newco (or, in the case of a Certificate of Merger, the applicable Governmental

Authorities) will have been, duly executed and delivered by the Company and is, or when so executed and delivered will be, the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

     (c) Except as set forth on Schedule 4.04(c), the execution, delivery, and performance in accordance with their respective terms by the Company of the Transaction Documents to which it is a party does not and will not (i) violate, breach, or constitute a default under (A) the Charter Documents of the Company or any Company Subsidiary, (B) any Governmental Requirement applicable to the Company or any Company Subsidiary, or (C) any Material Agreement of the Company or any Company Subsidiary, (ii) result in the acceleration or mandatory prepayment of any Indebtedness, or any Guaranty not constituting Indebtedness, of the Company or any Company Subsidiary, or afford any holder of any Indebtedness, or any beneficiary of any Guaranty, the right to require the Company or any Company Subsidiary to redeem, purchase, or otherwise acquire, reacquire, or repay any Indebtedness, or to perform any Guaranty, (iii) cause or result in the imposition of, or afford any Person the right to obtain, any Lien upon any property or assets of the Company or any Company Subsidiary (or upon revenues, income, or profits of the Company or any Company Subsidiary therefrom), or (iv) result in the revocation, cancellation, suspension, or material modification, in any single case or in the aggregate, of any Governmental Approval possessed by the Company or any Company Subsidiary at the date hereof and necessary for the ownership, lease, or operation of its properties, or the uninterrupted carrying on of its business as now conducted, including any necessary Governmental Approval under each applicable Environmental Law.

          (d) Except for (i) if applicable, the filing of Certificates of Merger with the applicable Governmental Authorities, (ii) as may be required by the HSR Act, or (iii) as may be required by applicable state securities or blue sky laws, no Governmental Approvals are required to be obtained, and no reports or notices to, or filings with, any Governmental Authority are required to be made by the Company or any Company Subsidiary for the execution, delivery, or performance by the Company of the Transaction Documents to which it is a party, the enforcement against the Company of its obligations thereunder, or the effectuation of the Merger Transaction and the other transactions contemplated hereby and thereby.

     4.05 CHARTER DOCUMENTS AND RECORDS; NO VIOLATION. The Company has caused true, complete, and correct copies of the Charter Documents, each as in effect on the date hereof, and the minute books and similar corporate or other Entity records of the Company and each Company Subsidiary to be delivered or otherwise made available to IDG. Except as set forth on Schedule 4.05, no breach or violation of the Charter Documents of the Company or any Company Subsidiary has occurred and is continuing and notwithstanding such disclosure, such breach or violation has not had or reasonably would not be expected to have, a Material Adverse Effect on the Company or on the Surviving Company or IDG.

     4.06 NO DEFAULTS. Except as set forth on Schedule 4.06, no condition or state of facts exists, or, with the giving of notice or the lapse of time or both, would exist, that (a) entitles any

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

holder of any outstanding Indebtedness, or any Guaranty not constituting Indebtedness, of the Company or any Company Subsidiary, or a representative of that holder, to accelerate the maturity, or require a mandatory prepayment, of that Indebtedness or Guaranty, or affords that holder or its representative, or any beneficiary of that Guaranty, the right to require the Company or any Company Subsidiary to redeem, purchase, or otherwise acquire, reacquire, or repay any of that Indebtedness, or to perform that Guaranty in whole or in part, (b) entitles any Person to obtain any Lien (other than a Permitted Lien) upon any properties or assets of the Company or any Company Subsidiary (or upon revenues, income, or profits of any of the Company or any Company Subsidiary therefrom), or (c) constitutes a violation or breach of, or a default under, any Material Agreement of the Company or any Company Subsidiary by the Company or any Company Subsidiary.

     4.07 COMPANY SUBSIDIARIES. Schedule 4.07 either accurately sets forth the form of organization, legal name, each assumed name, and Organization State of each Company Subsidiary or correctly states no Entity is a Company Subsidiary. Except as accurately disclosed in Schedule 4.07, each Company Subsidiary is a Wholly Owned Subsidiary. In the case of any Company Subsidiary that is not a Wholly Owned Subsidiary, Schedule 4.07 accurately sets forth, (a) the number of outstanding shares of Capital Stock of the Company Subsidiary, (b) the Company's aggregate direct and indirect ownership of those shares, and (c) the name and address of record and percentage ownership of those shares of each holder of record thereof other than the Company or a Company Subsidiary. No Lien exists on any outstanding share of Capital Stock of any Company Subsidiary that is owned directly or indirectly by the Company other than the Liens, if any, described in Schedule 4.07, all of which will be released at or before the Effective Time, and Permitted Liens. Except as accurately set forth in
Schedule 4.07, the Company does not own, of record or beneficially, directly or indirectly through any Person, and does not control, directly or indirectly through any Person, or otherwise, any Capital Stock or Derivative Securities of any Entity other than a Company Subsidiary.

     4.08 CAPITAL STOCK OF THE COMPANY AND THE COMPANY SUBSIDIARIES. Except as set forth on Schedule 4.08, all of the issued and outstanding shares of Capital Stock of the Company and each Company Subsidiary have been duly authorized and validly issued in accordance with the applicable Governmental Requirements of their respective issuer's Organization State and Charter Documents, and are fully paid and nonassessable. Neither the Company nor any Company Subsidiary has issued or sold any shares of its outstanding Capital Stock in breach or violation of any applicable statutory or contractual preemptive rights, any rights of first offer or refusal, of any Person, or the terms of any of its Derivative Securities that were outstanding at the time of such issuance. No Person has, other than solely by reason of that Person's right, if any, to vote any of the shares of the Capital Stock of the Company or any Company Subsidiary it holds (to the extent those shares afford the holder thereof any voting rights), any right to vote on any matter with the holders of Capital Stock of the Company or any Company Subsidiary.

     4.09 TRANSACTIONS IN CAPITAL STOCK. (a) Except as accurately set forth in Schedule 4.09(a), the Company has no obligation (contingent or otherwise) to purchase, redeem, or otherwise acquire or reacquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof; and (b) no transaction has been effected since June 30, 1997, and no action in contemplation of the transactions described in this Merger Agreement has been taken, respecting the equity ownership of either the Company or any Company Subsidiary, except as set forth in Schedule 4.09(b).

     4.10 PREDECESSOR STATUS; ETC. Schedule 4.10 accurately lists all of the legal and assumed names of all predecessor companies of the Company, including the names of any Entities from which the Company previously acquired material assets (excluding assets acquired as inventory in the ordinary course of business). Except as accurately disclosed in Schedule 4.10, since January 23, 1984, and to the knowledge of the Selling Stockholders prior to that date, the Company has not been a Subsidiary or division of another Entity or a part of an acquisition that later was rescinded.

     4.11 RELATED PARTY AGREEMENTS.  Except as set forth in
Schedule 4.11, each Related Party Agreement in effect on the date hereof will have been terminated as of the Closing Date.

     4.12 Litigation.  Except as accurately disclosed in
Schedule 4.12, no Litigation is pending or, to the knowledge of the Company and the Management Stockholders, threatened to which the Company or any Company Subsidiary is or may become a party.

     4.13 FINANCIAL STATEMENTS; DISCLOSURE. (a) The Financial Statements (including in each case the related schedules and notes) delivered to IDG present fairly, in all Material respects, the consolidated financial position of the Company and the Company Subsidiaries, if any, at the respective dates of the balance sheets included therein, and the consolidated results of their operations and their consolidated cash flows and stockholders' or other owners' equity for the respective periods set forth therein and have been prepared in accordance with GAAP (as consistently applied by the Company) except that any unaudited Financial Statements so delivered need not contain footnotes required by GAAP or otherwise comply with GAAP as noted therein and except as further set forth on Schedule 4.13. As of the date of any balance sheet included in those Financial Statements, neither the Company nor any Company Subsidiary had any outstanding Indebtedness to any Person or any liabilities of any kind (including contingent obligations, tax assessments, or unusual forward or long-term commitments), or any unrealized or anticipated loss, that in the aggregate were Material to the Company other than those reflected in those Financial Statements or in the notes related thereto and other than as disclosed in
Schedule 4.16(a), and since the Balance Sheet Date, no change has occurred in the business, operations, properties or assets, liabilities, condition (financial or other), results of operations, or prospects of the Company or any Company Subsidiary that could reasonably be expected, either alone or together with all other such changes, to have a Material Adverse Effect on the Company.

          (b)(i) As of the date hereof, all Information that has been made available to IDG by or on behalf of the Company or any Company Subsidiary prior to the date of this Merger Agreement in connection with the transactions contemplated hereby is, taken

together, true and correct in all Material respects and does not contain, to the knowledge of the Company or the Management Stockholders, any untrue statement of a Material fact or omit to state a Material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which those statements were made, except where the failure to do so would not have a Material Adverse Effect.

               (ii) All Information that is made available to IDG by or on behalf of the Company or any Company Subsidiary after the date hereof from time to time prior to the Closing in connection with or pursuant to this Merger Agreement or any Transaction Document will be, when made available and taken together, true and correct in all Material respects and will not contain any untrue statement of a Material fact or omit to state a Material fact necessary in order to make the statements contained therein not misleading in any Material respect in light of the circumstances under which those statements are made.

               (iii) All financial budgets and projections that have been or are hereafter from time to time prepared by the Company or any of its Representatives and made available to IDG pursuant to or in connection with this Merger Agreement prior to the Closing have been and will be prepared and furnished to IDG in good faith and were and will be based on facts and assumptions that are believed by the Management Stockholders to be reasonable in light of the then current and foreseeable business conditions of the Company and the Company Subsidiaries and represented and will represent the Management Stockholders' good faith estimate of the projected financial performance of the Company and the Company Subsidiaries based on the information available to the Management Stockholders at the time so furnished.

     4.14 COMPLIANCE WITH LAWS. (a) To the knowledge of the Company and the Management Stockholders, (i) each of the Company and the Company Subsidiaries possesses all necessary licenses, permits, and similar Governmental Approvals required for the conduct of its business; and (ii) each of the Company and the Company Subsidiaries are in compliance in all Material respects with the terms and conditions of all Governmental Approvals necessary for the ownership or lease and the operation of its properties (including all the facilities and sites it owns or holds under any lease) and the carrying on of its business as now conducted. To the knowledge of the Company and the Management Stockholders, Schedule 4.14 includes a complete list of all the Governmental Approvals possessed by the Company or any Company Subsidiary necessary for the continued uninterrupted operation of the Company and each Company Subsidiary as they are presently operated. To the knowledge of the Company and the Management Stockholders, all the Governmental Approvals so listed are valid, and, except as accurately disclosed in Schedule 4.14(a), neither the Company nor any Company Subsidiary has received any notice from any Governmental Authority of its intention to cancel, terminate, or not renew any of those Governmental Approvals.

          (b)  Except as accurately disclosed in
Schedule 4.14(b), (i) to the knowledge of the Company and the Management Stockholders, the Company and each Company Subsidiary has been and continues to be in compliance in all Material

respects with all Governmental Requirements applicable to it or any of its presently or previously owned or operated properties (including all the facilities and sites now or previously owned or held by it under any lease), businesses, or operations, including all applicable Governmental Requirements under ERISA and Environmental Laws, and (ii)(A) neither the Company nor any Company Subsidiary has received any notice from any Governmental Authority that asserts, or raises the possibility of assertion of, any noncompliance with any of those Governmental Requirements and (B) to the knowledge of the Company and the Management Stockholders, no condition or state of facts exists that would provide a valid basis for any such assertion.

     4.15 CERTAIN ENVIRONMENTAL MATTERS. Since January 23, 1984, and to the knowledge of the Selling Stockholders prior to that date, (a) except as accurately disclosed in Schedule 4.15(a), the Company and each Company Subsidiary have complied, and remain in compliance in all Material respects, with the provisions of all Environmental Laws applicable to any of them or any of their respective presently owned or operated facilities, sites, or other properties, businesses, and operations; (b) except as accurately disclosed in Schedule 4.15(b), no Hazardous Substances have been disposed of or released at, from, in, or on any site owned or operated by the Company or any Company Subsidiary in violation of applicable Environmental Laws; (c) except as accurately disclosed in Schedule 4.15(c), neither the Company nor any Company Subsidiary (or any agent or contractor of either) has transported or arranged for the transportation of any Hazardous Substances to, or disposed or arranged for the disposition of any Hazardous Substances at, any off-site location that could lead to any claim against the Company, any Company Subsidiary, IDG, or any Affiliate or Subsidiary of IDG, as a potentially responsible party or otherwise, for any clean-up costs, remedial work, damage to natural resources, personal injury, or property damage, including any claim under Environmental Laws; and (d) except as accurately disclosed in Schedule 4.15(d), no storage tanks existed or exist on or under any of the properties owned, leased, or operated by the Company or any Company Subsidiary from which any Hazardous Substances could have been released into the surrounding environment. The Company has provided IDG with copies (or if not available, accurate written summaries) of all environmental investigations, studies, audits, reviews, inspections, and other analyses conducted by or on behalf, or which otherwise are in the possession, of the Company or any Company Subsidiary respecting any facility, site, or other property presently owned, leased, or operated by the Company or any Company Subsidiary.

     4.16 LIABILITIES AND OBLIGATIONS. Schedule 4.16(a) accurately lists all present liabilities, of every kind, character, and description and whether accrued, absolute, fixed, contingent, or otherwise, of the Company and the Company Subsidiaries (a) (i) that exceed or reasonably could be expected to exceed $10,000 and (ii) (A) that had been incurred prior to the Balance Sheet Date, but are not reflected on the Balance Sheet, (B) Schedule 4.16(b) accurately lists such liabilities that were incurred after the Balance Sheet Date other than in the ordinary course of business, and consistent with the past practices, of that Entity, and (b) Schedule 4.16(c) discloses each of the Company and the Company Subsidiaries' outstanding

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

secured and unsecured Guaranties entered by the Company or any Company Subsidiary and, for each of those Guaranties, whether any Stockholder or Related Person or Affiliate of any Stockholder is a Person whose obligation is covered by that Guaranty.
Schedules 4.16(a) and (b) also accurately list and describe, for each of the items listed under clauses (a) and (b) of this Section, (i) if that item is secured by any property or asset of the Company or any Company Subsidiary, the nature of that security, and (ii) if that item is covered in whole or in part by a Guaranty of any Stockholder or any Related Person or Affiliate of any Stockholder, the name and address of the guarantor.

     4.17 RECEIVABLES.  Except as accurately set forth in
Schedule 4.17, and subject to the provisions of Section 2.07, all of the accounts and notes or other advances receivable of the Company and the Company Subsidiaries reflected on the Balance Sheet were collected, or are collectible, in the respective amounts so reflected, net of the reserves, if any, reflected in the Balance Sheet. Annex 3 is a complete, accurate, and detailed list with respect to all receivables of the Company that had not been collected as of, and were reflected on, the Balance Sheet Date.

     4.18 OWNED AND LEASED REAL PROPERTIES. (a) Schedule 4.18(a) accurately lists and correctly describes in all Material respects
(i) all real properties owned or leased by the Company or any Company Subsidiary and, for each of those properties, the address thereof, the type and square footage of each structure located thereon, and the use thereof in the business of the Company or the Company Subsidiary, (ii) whether each such property was or is currently owned by any Stockholder or any Related Person or Affiliate of any Stockholder (other than the Company or any Company Subsidiary), and (iii) with respect to any leased property, the expiration date of the lease.

          (b) The Company has provided IDG with true, complete, and correct copies of all title reports and insurance policies owned or in the possession of the Company or any Company Subsidiary relating to any of the real properties listed as being owned in Schedule 4.18(a). Except as accurately set forth in
Schedule 4.18(b) or those reports and policies, and except for Permitted Liens, the Company or a Company Subsidiary owns in fee, and has good, valid, and marketable title to each property listed in Schedule 4.18 as being owned, free and clear of all Liens.

          (c) The Company has provided IDG with true, complete, and correct copies of all leases under which the Company or a Company Subsidiary is leasing each of the properties listed in
Schedule 4.18(a) as being leased and, except as accurately set forth in Schedule 4.18(c), (i) each of those leases is, to the knowledge of the Company and the Management Stockholders, valid and binding on the lessor party thereto, and (ii) the lessee party thereto has not sublet any of the leased space to any Person other than the Company or a Company Subsidiary.

          (d) Except as accurately set forth in Schedule 4.18(d), the fixed assets of the Company or any Company Subsidiary are located at one or more of the real properties listed in Schedule 4.18 and all of the real property is well-maintained and adequate for the purposes for which it is presently being used or held for use, ordinary wear and tear excepted.

     4.19 OWNED AND LEASED PROPERTY, PLANT, AND EQUIPMENT.
(a) Schedule 4.19(a) is an accurate and complete list, in all Material respects, of all of the Property, Plant, and Equipment owned or leased by the Company or any Company Subsidiary, which list states, in each case, to the knowledge of the Company or the Selling Stockholders whether such properties were previously or presently owned, as the case may be, by any Stockholder or any Related Person or Affiliate of any Stockholder (other than the Company or any Company Subsidiaries).

          (b)  Except as accurately set forth in
Schedule 4.19(b), the Company or a Company Subsidiary has good, valid, and marketable title to each property listed as being owned, free and clear of all Liens, except for Permitted Liens.

          (c) The Company has provided IDG with true, complete, and correct copies of all leases under which the Company or a Company Subsidiary is leasing the Property, Plant, and Equipment listed in Schedule 4.19(a) as being leased, and (i) all leases referred to in Schedule 4.19(a) are, to the knowledge of the Company and the Management Stockholders, valid and binding on the lessor party thereto, and (ii) the lessee party thereto has not sublet any of the leased property to any Person other than the Company or a Company Subsidiary, except as set forth in Schedule 4.19(c).

          (d)  Except as accurately set forth in
Schedule 4.19(d), all of the Property, Plant, and Equipment listed therein are in good working order and condition, ordinary wear and tear excepted, and adequate for the purposes for which they presently are being used or held for use.

     4.20 PROPRIETARY RIGHTS.  Except as accurately set forth in
Schedule 4.20, the Company or a Company Subsidiary owns or has the legal right to use all Proprietary Rights that are necessary to the conduct of its business as now conducted, in each case free of any claims or infringements known to the Company or any Management Stockholder. Schedule 4.20 accurately lists these Proprietary Rights and indicates those owned by the Company or any Company Subsidiary and, for those not listed as so owned, the agreement or other arrangement pursuant to which the Company or any Company Subsidiary is entitled to possess and use such Proprietary Rights. Except as accurately set forth in
Schedule 4.20, (a) no consent of any Person will be required for the use of any of these Proprietary Rights by IDG or the Surviving Corporation following the Effective Time, and (b) no governmental registration of any of these Proprietary Rights has lapsed or expired or been canceled, abandoned, opposed, or the subject of any reexamination request.

     4.21 TITLE TO OTHER PROPERTIES. The Company or a Company Subsidiary has good and valid title to, or holds under a lease valid and binding on the lessor party thereto, all its tangible personal properties and assets (other than Property, Plant, and Equipment) that individually is, or in the aggregate are, Material to the Company.

     4.22 COMMITMENTS. (a) The Schedules indicated below are complete and accurate lists of each of the following (each a "Company Commitment") to which the Company or a Company Subsidiary is a party or by which any of their properties are bound and that presently remain executory in whole or in any part:

               (i) each partnership, joint venture, or cost-sharing agreement (Schedule 4.22(a)(i));

               (ii) each guaranty or suretyship, indemnification or contribution agreement, or performance bond (Schedule
     4.22(a)(ii));

               (iii)     each instrument, agreement, or other
     obligation evidencing or relating to Indebtedness or to money lent or to be lent to another Person (Schedule
     4.22(a)(iii));

               (iv) each contract to purchase or sell real property or any Material Property, Plant, and Equipment
     (Schedule 4.22(iv));

               (v)  each agreement with dealers or sales or
     commission agents, public relations or advertising agencies, accountants, or attorneys (other than in connection with this Merger Agreement and the transactions contemplated hereby) involving total payments within any 12-month period in excess of $10,000 and that is not terminable without penalty and on no more than 30 days' prior notice (Schedule 4.22(a)(v));

               (vi) each Related Party Agreement involving total payments within any 12-month period in excess of $10,000 and that is not terminable without penalty on no more than 30 days' prior notice (Schedule 4.22(a)(vi));

               (vii)     each agreement for the acquisition or
     provision of services, supplies, equipment, inventory, fixtures, or other property involving more than $10,000 in the aggregate (Schedule 4.22(a)(vii));

               (viii)    each contract containing any
     noncompetition agreement, covenant, or undertaking (Schedule
     4.22(a)(viii));

               (ix) each agreement providing for the purchase from a supplier of all or substantially all the requirements of the Company or any Company Subsidiary of a particular product or service (Schedule 4.22(a)(ix)); or

               (x) each other agreement or commitment not made in the ordinary course of business, or that is Material to the Company, its Business or assets (Schedule 4.22(a)(x)).

True, correct, and complete copies of all written Company
Commitments, have heretofore been delivered or made available to IDG, and true, correct, and complete written descriptions of all oral Company Commitments have been disclosed on the Schedules set forth above.

          (b) Except as accurately set forth in Schedule 4.22(b), (i) there are no existing or asserted defaults, events of default, or events, occurrences, acts, or omissions that, with the giving of notice or lapse of time or both, would constitute defaults or events of default by the Company or any Company Subsidiary or, to the knowledge of the Company or the Management Stockholders, any other party thereto under any Company

Commitment; (ii) no penalties have been incurred, nor are there any amendments pending, with respect to any of the Company Commitments that are Material to the Company. The Company Commitments are in full force and effect and are valid and enforceable obligations of the Company or the Company Subsidiaries that are parties thereto and, to the knowledge of the Company or the Management Stockholders, the other parties thereto in accordance with their respective terms; and (iii) no defenses, off-sets, or counterclaims have been asserted or, to the knowledge of the Company or the Management Stockholders, can be made by any party thereto (other than by the Company or a Company Subsidiary), nor has the Company or a Company Subsidiary, as the case may be, waived any rights thereunder, except as accurately described in Schedule 4.22(b)(i).

          (c) Except as accurately disclosed in Schedule 4.22(c) or as contemplated hereby or by any Transaction Document to which the Company or any Company Subsidiary or Management Stockholder is a party, (i) neither the Company nor any Company Subsidiary or Management Stockholder has received notice of any plan or intention of any other party to any Company Commitment to exercise any right to cancel or terminate any Company Commitment, and neither the Company nor any Company Subsidiary or Management Stockholder knows of any condition or state of facts that would justify the exercise of such a right; and (ii) neither the Company nor any Company Subsidiary or Management Stockholder currently contemplates, or has reason to believe any other Person currently contemplates, any amendment or change to any Company Commitment.

     4.23 CAPITAL EXPENDITURES. Schedule 4.23 accurately sets forth the detail and total amount of capital expenditures currently budgeted to be incurred by the Company or any Company Subsidiary during the balance of the Company's current fiscal year. Except as accurately set forth in Schedule 4.23, to the knowledge of the Company or the Management Stockholders, no condition or state of facts exists that will cause the total capital expenditures of the Company or any Company Subsidiary for Property, Plant, and Equipment during the next three fiscal years to exceed by a Material amount the amount budgeted for capital expenditures of that type by the Company or any Company Subsidiary for the current fiscal year in order to maintain the types and levels of sales and services the Company and the Company Subsidiaries presently provide.

     4.24 INVENTORIES.  Except as accurately set forth in
Schedule 4.24(a), (a) all inventories, net of reserves determined in accordance with GAAP (as consistently applied by the Company and subject to exceptions noted in Section 4.13), of the Company and each Company Subsidiary that are classified as such on the Balance Sheet are, to the knowledge of the Company or the Management Stockholders, merchantable and salable or usable in the ordinary course of business of the Company or the Company Subsidiaries; (b) the inventories reflected in the Financial Statements, as at the Balance Sheet Date (i) were reasonable in relation to the then existing circumstances of the Company and the Company Subsidiaries on a consolidated basis and classified as current assets in accordance with GAAP, (ii) were consistently reflected with past practices, and (iii) fairly reflect the

average inventory levels maintained during the 12-month period ended on that date; and (c) neither the Company nor any Company Subsidiary depends on any single vendor for a Material portion of its inventories, the loss of business with which could have a Material Adverse Effect on the Company, or during the past five years has had difficulty, Material to the Company, in obtaining its inventories. Set forth in Schedule 4.24(b) is a complete and accurate list of all items of inventory of the Company and any Company Subsidiary that has been held by the Company or any such Company Subsidiary for one year or more prior to the April 30, 1998, or that is being held by the Company or any Company Subsidiary in a quantity that exceeds the amount of such item sold by the Company and any Company Subsidiaries during the 12 months immediately preceding the May 15, 1998 and is not covered by a customer's order for purchase within the next 12 months (the "Designated Inventory").

     4.25 INSURANCE.  Except as indicated on Schedule 4.25(a),
Schedule 4.25(a) sets forth a list of all insurance policies carried by the Company or any Company Subsidiary; and Schedule 4.25(b) sets forth an accurate list of all insurance loss runs and worker's compensation claims received for the most recently ended three policy years to the extent reasonably available. True, complete, and correct copies of all insurance policies carried by the Company or any Company Subsidiary that are presently in effect have been provided to IDG, and all such insurance policies have been issued by insurers of recognized responsibility and currently are, and will remain without interruption through the Closing Date, in full force and effect. No insurance carried by the Company or any Company Subsidiary has been canceled by the insurer during the past five years, and neither the Company nor any Company Subsidiary has ever been denied insurance coverage in any regard or to any degree during the past five years. Neither the Company nor any Company Subsidiary or Management Stockholder has received any notice or other communication from any issuer of any such insurance policy of any Material increase in any deductibles, retained amounts, or premiums payable thereunder, and, to the knowledge of the Company or the Management Stockholders, no such increase in deductibles, retainages, or premiums is threatened.

     4.26 EMPLOYEE MATTERS.  (a)  CASH COMPENSATION.
Schedule 4.26(a) accurately lists the names, titles, and rates of annual Cash Compensation, at the Balance Sheet Date and at the date hereof (and the portions thereof attributable to salary or the equivalent, fixed bonuses, discretionary bonuses, and other Cash Compensation, respectively) of all employees (including all employees who are officers or directors), nonemployee officers, nonemployee directors, and key consultants and independent contractors of the Company or any Company Subsidiary that have been paid during the past fiscal year, or reasonably expect to be paid during the current fiscal year, aggregate compensation in excess of $50,000.

          (b)  ENGAGEMENT AND NON-COMPETITION AGREEMENTS.
Schedule 4.26(b) accurately lists all Engagement and Non-Competition Agreements remaining executory in whole or in part on the date hereof, and the Company has provided IDG with true, complete, and correct copies of all such Engagement and Non-Competition Agreements. Neither the Company nor any Company Subsidiary is a party to any oral Engagement and Non-Competition Agreement with any Person.

          (c) OTHER COMPENSATION PLANS. Schedule 4.26(c) accurately lists all Other Compensation Plans either in effect at the date hereof or to become effective after the date hereof. The
Company has provided IDG with a true, correct, and complete copy

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

of each of those Other Compensation Plans that is in writing and an accurate description of each of those Other Compensation Plans that are oral. Except as accurately set forth in
Schedule 4.26(c), each of the Other Compensation Plans, may be unilaterally amended or terminated by the Company or any Company Subsidiary without liability to any of them, except as to benefits accrued thereunder prior to any such amendment or termination.

          (d) ERISA BENEFIT PLANS. Schedule 4.26(d) accurately lists each ERISA Benefit Plan maintained by, sponsored in whole or in part by, or contributed to by, the Company, any Company Subsidiary or any ERISA Affiliate currently, or at any time during the six-year period ending on the date hereof, under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate, including, but not limited to, all pension, retirement, profit sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, medical, vision, dental or other health plans, life insurance plans, and all other employee benefit plans or fringe benefit plans. Schedule 4.26(d) classifies each of the ERISA Benefit Plans as an ERISA Pension Benefit Plan or a Welfare Plan. The Company has provided IDG with a true, correct, and complete copy of each ERISA Benefit Plan, all related trust agreements and amendments, actuarial reports and valuations for the most recent three years, summary plan descriptions, prospectuses, annual report form 5500s or similar forms (and attachments thereto) for the most recent three years, all Internal Revenue Service determination letters, and any related documents requested by IDG.

          (e)  EMPLOYEE POLICIES AND PROCEDURES.
Schedule 4.26(e) accurately lists all Employee Policies and Procedures. The Company has provided IDG with a copy of all written Employee Policies and Procedures and a written description of all Material unwritten Employee Policies and Procedures.

          (f) UNWRITTEN AMENDMENTS. Except as accurately described in Schedule 4.26(f), no Material unwritten amendments have been made, whether by oral communication, pattern of conduct or otherwise, with respect to any of the Employment Agreements, Other Compensation Plans, ERISA Benefit Plans, or Employee
Policies and Procedures.

          (g) LABOR COMPLIANCE. To the knowledge of the Company or the Management Stockholders, the Company and each Company Subsidiary has been and is in compliance with all applicable Governmental Requirements respecting employment and employment practices, terms and conditions of employment, and wages and hours, and neither the Company nor any Company Subsidiary is liable for any arrears of wages or penalties for failure to comply with any of the foregoing. Neither the Company nor any Company Subsidiary has engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, sexual orientation, national origin, age, disability, or handicap in its employment conditions or practices. Except as accurately set forth in Schedule 4.26(g), there are no (i) unfair labor practice charges or complaints or racial, color, religious, sex, sexual orientation, national origin, age, disability, or handicap

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

discrimination charges or complaints pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary before any Governmental Authority (nor, to the knowledge of the Company or the Management Stockholders, does any valid basis therefor exist) or (ii) existing or, to the knowledge of the Company or the Management Stockholders, threatened labor strikes, disputes, grievances, controversies, or other labor troubles affecting the Company or any Company Subsidiary (nor, to the knowledge of the Company or the Management Stockholders, does any valid basis therefor exist).

          (h) UNIONS. Since January 23, 1984, and to the knowledge of the Selling Stockholders prior to that date, except as set forth in Schedule 4.26(h), neither the Company nor any Company Subsidiary or ERISA Affiliate has ever been a party to any agreement with any union, labor organization, or collective bargaining unit. No employees of the Company or any Company Subsidiary are represented by any union, labor organization, or collective bargaining unit. Except as accurately set forth in
Schedule 4.26(h), to the knowledge of the Company or the Management Stockholders, none of the employees of the Company or any Company Subsidiary has threatened to organize or join a union, labor organization, or collective bargaining unit.

          (i)  NO UNAUTHORIZED ALIENS.  All employees of the
Company or any Company Subsidiary are citizens of, or are authorized in accordance with federal immigration laws to be employed in, the United States.

          (j) CHANGE OF CONTROL BENEFITS. Except as accurately set forth in Schedule 4.26(j), neither the execution and delivery of this Merger Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee from the Company or any Company Subsidiary under any ERISA Benefit Plan, Other Compensation Plan or otherwise, (ii) increase any benefits otherwise payable under any ERISA Benefit Plan or Other Compensation Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit. Neither the Company nor any Company Subsidiary, or any ERISA Affiliate, is obligated, contingently or otherwise, under any agreement to pay any amount that would be treated as a "parachute payment," as defined in Section 280G(b) of the Internal Revenue Code (determined without regard to Section 280G(b)(2)(A)(ii) of the Internal Revenue Code).

          (k)  RETIREES.  Except as accurately set forth in
Schedule 4.26(k), neither the Company nor any Company Subsidiary has any obligation or commitment to provide medical, dental, or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired, except as may be required pursuant to the continuation of coverage provisions of Section 4980B of the Code and the applicable parallel provisions of ERISA.

     4.27 COMPLIANCE WITH ERISA, ETC. (a) COMPLIANCE. Except as set forth on Schedule 4.27(a), each of the ERISA Benefit Plans and Other Compensation Plans (i) is in Material compliance with all applicable provisions of ERISA, the Code, and all other applicable Governmental Requirements, (ii) has been administered, operated and managed in accordance with its governing documents, and (iii) has timely filed or distributed all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including annual reports, summary annual reports (form 5500s), summary plan descriptions, actuarial reports, PBGC-1 Forms, or returns).

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

          (b)  QUALIFICATION.  Except as accurately set forth on
Schedule 4.27(b), all ERISA Pension Benefit Plans that are intended to be qualified under Section 401(a) of the Code (the "Qualified Plans") are so qualified and have received a favorable determination letter from the IRS, and the Company or any Management Stockholders is not aware of any circumstances likely to result in the revocation of any such favorable determination letter. To the extent that any Qualified Plans have not been amended to comply with applicable Governmental Requirements, the remedial amendment period permitting retroactive amendment of these Qualified Plans has not expired and will not expire within 120 days after the Effective Time.

          (c) NO DEFINED BENEFIT PLANS. Neither the Company nor any Company Subsidiary, or any ERISA Affiliate, maintains, or within the past six years has maintained, an ERISA Pension
Benefit Plan that is or was a "defined benefit plan" subject to Title IV of ERISA.

          (d) NO PROHIBITED TRANSACTIONS, ETC. Except as set forth on Schedule 4.27(d), with respect to each ERISA Benefit Plan, neither such plan, nor any trustee, administrator, fiduciary, agent or employee thereof, and none of the Stockholders, nor the Company or any Company Subsidiary has engaged in any Prohibited Transaction with respect to such ERISA Benefit Plan. With respect to each ERISA Pension Benefit Plan
(i) all minimum funding standards required by law with respect to funding of benefits payable or to be payable under such plan have been met; (ii) there is no accumulated funding deficiency, as defined in Section 412(a) of the Code and Section 302(a) of ERISA; and (iii) there have been no terminations, partial terminations, or discontinuances of contributions without a determination by the IRS that such action does not adversely affect the tax-qualified status of that plan.

          (e) COBRA. With respect to ERISA Benefit Plans qualifying as "group health plans" under Section 4980B of the Code or Section 607(l) or 609 of ERISA and related regulations (relating to the benefit continuation rights imposed by "COBRA" or qualified medical child support orders), the Company, each Company Subsidiary, and the Stockholders have complied (and at the Effective Time will have complied) in all Material respects with all reporting, disclosure, notice, election and other benefit continuation and coverage requirements imposed thereunder as and when applicable to those plans, and neither the Company nor any Company Subsidiary has incurred (or will incur) any direct or indirect liability or is (or will be) subject to any loss, assessment, excise tax penalty, loss of federal income tax deduction or other sanction, arising on account of or in respect of any direct or indirect failure by the Company, any Company Subsidiary or any Stockholder, at any time prior to the Effective Time, to comply with any such federal or state benefit continuation or coverage requirement.

          (f) FINANCIAL DISCLOSURE. The Company and each Company Subsidiary have made, and as of the Effective Date will have made or accrued, all payments and contributions required, or reasonably expected to be required, to be made under the provisions of each ERISA Benefit Plan or Other Compensation Plan, or required to be made under applicable laws, rules and regulations, with respect to any period prior to the Effective

Date, such amounts to be determined using the ongoing actuarial and funding assumptions of such plan. The Financial Statements and the Balance Sheet reflect the approximate total pension, medical and other benefit liability for all ERISA Benefit Plans and Other Compensation Plans, and no Material funding changes or irregularities are reflected thereon which would cause such statements to be not representative of prior periods.

          (g)  MULTIEMPLOYER PLANS.  Except as set forth in
Schedule 4.27(g), neither the Company nor any Company Subsidiary, and no ERISA Affiliate of any of them, is, or at any time during the six-year period ended on the date hereof was, obligated to contribute to a Multiemployer Plan. Neither the Company nor any Company Subsidiary, and no ERISA Affiliate of any of them, has taken, or intends to take, any action and no event has occurred which has resulted or could reasonably be expected to result in withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan.

          (h) CLAIMS AND LITIGATION. Except as accurately set forth in Schedule 4.27(h), no Litigation or claims (other than routine claims for benefits) are pending or, to the knowledge of the Company or the Management Stockholders, threatened against, or with respect to, any of the ERISA Benefit Plans or Other Compensation Plans or with respect to any fiduciary, administrator, sponsor (in their capacities as such), or any party-in-interest thereof.

          (i) EXCISE TAXES, DAMAGES AND PENALTIES. Except as set forth on Schedule 4.27(i), with respect to any ERISA Benefit Plan or Other Compensation Plan, no act, omission or transaction has occurred which would result in the imposition on the Company or any Company Subsidiary of (i) breach of fiduciary duty liability damages under Section 409 of ERISA, (ii) a civil penalty assessed pursuant to subsection (c), (i) or (l) of Section 502 of ERISA, or (iii) any excise tax under applicable provisions of the Code.

          (j) VEBA WELFARE TRUST. Any trust which is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code, satisfies the requirements of that section and has received a favorable determination letter from the IRS regarding that exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way that would adversely affect that exempt status.

          (k) AMENDMENTS AND TERMINATION. Except as set forth in Schedule 4.27(k), the Company and each Company Subsidiary have the right to amend, modify, or terminate any ERISA Benefit Plan or Other Compensation Plan without incurring any liability thereunder, except as to any benefits accrued prior to such amendment, modification, or termination. Prior to the Effective Date, the Company and each Company Subsidiary agree not to amend or modify any ERISA Benefit Plan or Other Compensation Plan or take any other action which results in an increase in liability under such ERISA Benefit Plan or Other Compensation Plan. To the extent IDG adopts or continues any ERISA Benefit Plan or Other Compensation Plan, nothing contained in this Merger Agreement limits or restricts IDG's right to amend, modify, or terminate any of such plans in such manner as IDG deems appropriate

     4.28 TAXES. (a) Each of the following representations and warranties in this Section 4.28 is qualified to the extent set forth in Schedule 4.28.


          (b) All Returns required to be filed with respect to any Tax for which the Company or any Company Subsidiary is liable have been duly and timely filed with the appropriate Taxing Authority. All such Returns were correct and complete in all Material respects, and each Tax shown to be payable on each such Return has been paid. Each Tax payable by the Company or any Company Subsidiary by assessment has been timely paid in the amount assessed, and adequate reserves have been established on the consolidated books of the Company or the Company Subsidiary for all Taxes for which the Company or any Company Subsidiary is liable, but the payment of which is not yet due. Neither the Company nor any Company Subsidiary is, or ever has been, liable for any Tax payable by reason of the income or property of a Person other than the Company or a Company Subsidiary. The Company and each Company Subsidiary has timely filed true, correct and complete declarations of estimated Tax in each jurisdiction in which any such declaration is required to be filed by it. No Liens for Taxes exist upon the assets of the Company or any Company Subsidiary except Liens for Taxes which are not yet due. Neither the Company nor any Company Subsidiary is, or ever has been, subject to Tax in any jurisdiction outside of the United States. No Litigation with respect to any Tax for which the Company or any Company Subsidiary is asserted to be liable is pending or, to the knowledge of the Company or any of the Management Stockholders, threatened and no basis which the Company or any of the Management Stockholders believes to be valid exists on which any claim for any such Tax can be asserted against the Company or any Company Subsidiary. There are no requests for rulings or determinations in respect of any taxes pending between the Company or any Company Subsidiary and any Taxing Authority. No extension of any period during which any Tax may be assessed or collected and for which the Company or any Company Subsidiary is or may be liable has been granted to any Taxing Authority. Neither the Company nor any Company Subsidiary is or has been a party to any tax allocation or sharing agreement. All amounts required to be withheld by the Company or any Company Subsidiary and paid to governmental agencies for income, social security, unemployment insurance, sales, excise, use and other Taxes have been collected or withheld and paid to the proper Taxing Authority. The Company and each Company Subsidiary have made all deposits required by law to be made with respect to employees' withholding and other employment taxes.

          (c) Neither the Company nor any Stockholder is a "foreign person", as that term is referred to in Section
1445(f)(3) of the Code.

          (d)  The Company has not filed a consent pursuant to
Section 341(f) of the Code or any comparable provision of any other tax statute and has not agreed to have Section 341(f)(2) of the Code or any comparable provision of any other tax statute apply to any disposition of an asset. The Company has not made, is not obligated to make, and is not a party to any agreement that could require it to make any payment that is not deductible under Section 280G of the Code. No asset of the Company or of any Company Subsidiary is subject to any provision of applicable law which eliminates or reduces the allowance for depreciation or amortization in respect of that asset below the allowance generally available to an asset of its type. No accounting method changes of the Company or of any Company Subsidiary exist or are proposed or threatened which could give rise to an adjustment under Section 481 of the Code.


     4.29 GOVERNMENT CONTRACTS. Except as accurately set forth in Schedule 4.29, neither the Company nor any Company Subsidiary is a party to any governmental contract subject to price redetermination or renegotiation.

     4.30 ABSENCE OF CHANGES. Since the Balance Sheet Date, except as accurately set forth in Schedule 4.30, none of the following has occurred with respect to the Company or any Company
Subsidiary:

          (a) any circumstance, condition, event, or state of facts (either singularly or in the aggregate), other than conditions affecting the industrial distribution business in general, that has caused, is causing, or will cause a Material Adverse Effect on the Company;

          (b)  any change in its authorized or outstanding
Capital Stock or Derivative Securities;

          (c) any Restricted Payment, except any declaration or payment of dividends by any Company Subsidiary solely to the Company;

          (d) any increase in, or any commitment or promise to increase, the rates of Cash Compensation, or the amounts or other benefits paid or payable under any Company ERISA Pension Plan or Other Compensation Plan, except for ordinary and customary bonuses and salary increases for employees (other than the Stockholders or an Immediate Family Member) at the times and in the amounts consistent with its past practice;

          (e) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, that will, or could reasonably expect to, have a Material Adverse
Effect on the Company or on the Surviving Corporation;

          (f) any distribution, sale, or transfer of, or any Company Commitment to distribute, sell, or transfer, any of its assets or properties of any kind that singularly is, or in the aggregate are, Material to the Company, other than distributions, sales, or transfers in the ordinary course of its business and consistent with its past practices to Persons other than the Stockholders or an Immediate Family Member or Affiliates;

          (g) any cancellation of, or agreement to cancel, any Indebtedness, obligation, or other liability owing to it, including any Indebtedness, obligation, or other liability of any Stockholder or any Related Person or Affiliate thereof;

          (h) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of its assets, property, or rights or requiring consent of any Person to the transfer and assignment of any such assets, property, or rights;

          (i) any purchase or acquisition of, or agreement, plan, or arrangement to purchase or acquire, any property, rights, or assets, or the entering of any other transaction, outside of the ordinary course of its business consistent with its past practices;

          (j) any waiver of any of its rights or claims that singularly is, or in the aggregate are, Material to the Company;

          (k) any Indebtedness incurred by it or any Guaranty not constituting its Indebtedness, or any Company Commitment to incur any Indebtedness or any such Guaranty;

          (l)  any investment in the Capital Stock, Derivative
Securities, or Indebtedness of any Person, other than a Permitted
Investment;

          (m)  except in accordance with the Company's
consolidated capital expenditure budget for the Company's current fiscal year, any capital expenditure or series of related capital expenditures by the Company and the Company Subsidiaries collectively in excess of $50,000, or commitments by the Company and the Company Subsidiaries to make capital expenditures aggregating in excess of $50,000; or

          (n)  any cancellation or termination of a Material
Agreement of the Company.

     4.31 BANK RELATIONS; POWERS OF ATTORNEY. The Company has provided IDG with Schedule 4.31, which sets forth:

          (a) the name of each financial institution with which the Company or any Company Subsidiary has borrowing or investment arrangements, deposit or checking accounts, or safe deposit boxes;

          (b) the types of those arrangements and accounts, including, as applicable, names in which accounts or boxes are held, the account or box numbers, and the name of each Person authorized to draw thereon or have access thereto; and

          (c) the name of each Person holding a general or special power of attorney from the Company or any Company
Subsidiary and a description of the terms of each such power.

     4.32 RELATIONS WITH GOVERNMENTS, ETC. Neither the Company nor any Company Subsidiary has made, offered, or agreed to offer anything of value to any governmental official, political party, or candidate for government office that would cause the Company or any Company Subsidiary to be in violation of the Foreign Corrupt Practices Act of 1977 or any Governmental Requirement to a similar effect.

     4.33 FINANCIAL CONDITION. As of the Balance Sheet Date the following financial conditions of the Company determined under GAAP (as consistently applied by the Company and subject to the exceptions noted in Section 4.13) are accurate: (i) net sales for the Company's fiscal year ended April 30, 1997 are not less than $14,655,000 and for the ten month period ended at the Balance Sheet Date are not less than $13,810,000; (ii) earnings before interest, taxes, depreciation, and amortization adjusted to reflect the add-back of those non-recurring costs that are specified on Schedule 4.33 attached hereto ("Adjusted EBITDA"), for the Company's fiscal year ended April 30, 1997 are not less than $1,153,000 (approximately 7.9% of sales for such fiscal year), and Adjusted EBITDA for the Company's ten-month period ended at the Balance Sheet Date, are not less than $1,371,000 (approximately 9.9% of sales for such ten-month period) determined prior to distributions of life insurance, the expenses allowed by Section 11.06, and any adjustments for GAAP variances disclosed in Schedule 4.13; (iii) the Company's net worth as of the Balance Sheet Date and as of the Closing was, is, and will be not less than $3,254,000, determined prior to distributions of life insurance, distributions of the S Corporation Tax Amount, and expenses allowed by Section 11.06, and any adjustments for GAAP variances disclosed in Schedule 4.13; and (iv) the sum of the Company's total outstanding long-term and short-term indebtedness to banks, affiliates, and other financial institutions and creditors as of the Closing (in each case including the current portions of such indebtedness, but excluding trade payable and other ordinary course accounts payable) shall not be greater than $200,000 excluding accrued interest not yet due and payable and proposed tax deficiencies disclosed on Schedule 4.28.

                            ARTICLE V

         REPRESENTATIONS AND WARRANTIES OF IDG AND NEWCO


     5.01 REPRESENTATIONS AND WARRANTIES OF IDG AND NEWCO. IDG and Newco, jointly and severally, represent and warrant to the Company and each Selling Stockholder that all of the following representations and warranties in this Article V are, as of the date of this Merger Agreement, and will be, on the Closing Date, true and correct.

     5.02 ORGANIZATION AND CAPITAL STOCK OF NEWCO. (a) Newco is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia; (b) the authorized Capital Stock of Newco is comprised of 1,000 shares of Newco Common Stock, 100 shares of which are issued and outstanding and owned of record and beneficially by IDG; (c) no Derivative Securities of Newco are outstanding; (d) Newco has been organized for the sole purpose of participating in the Merger and has not, and will not, engage in any activities other than those necessary to effectuate the Merger; and (e) the Newco Common Stock has been duly authorized and issued in accordance with the GBCC and its Charter Documents, and is fully paid and non-assessable.

     5.03 ORGANIZATION; POWER. IDG is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority under the laws of its Organization State and its Charter Documents to own or lease and to operate its properties presently and following the Effective Time and to carry on its business as now conducted and as proposed to be conducted following the Effective Time.

     5.04 AUTHORIZATION; ENFORCEABILITY; ABSENCE OF CONFLICTS; REQUIRED CONSENTS. (a) The execution, delivery, and performance by each of IDG and Newco of this Merger Agreement and each Transaction Document to which it is a party, and the consummation of the Merger Transaction and the other transactions contemplated hereby and thereby, are within its corporate power under its Charter Documents and the applicable Governmental Requirements of its Organization State, and has been duly authorized by all proceedings, including actions permitted to be taken in lieu of proceedings, as may be required under its Charter Documents and the applicable Governmental Requirements of its Organization State.

          (b) This Merger Agreement has been, and each of the Transaction Documents to which either of IDG and Newco is a party, when executed and delivered to the other parties thereto (or, if applicable, in the case of the Certificates of Merger, the applicable Governmental Authorities), will have been, duly executed and delivered by it and is, or when so executed and delivered will be, its legal, valid, and binding obligation, enforceable against it in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and
(ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

          (c) The execution, delivery, and performance in accordance with their respective terms by each of IDG and Newco of the Transaction Documents to which it is a party have not and will not (i) violate, breach, or constitute a default under (A) its Charter Documents, (B) any Governmental Requirement applicable to it, or (C) any of its Material Agreements, (ii) result in the acceleration or mandatory prepayment of any Indebtedness, or any Guaranty not constituting Indebtedness, of IDG or Newco or afford any holder of any of that Indebtedness, or any beneficiary of any Guaranty, the right to require it to redeem, purchase, or otherwise acquire, reacquire, or repay any of that Indebtedness, or to perform any Guaranty, (iii) cause or result in the imposition of, or afford any Person the right to obtain, any Lien upon any property or assets of IDG or Newco (or upon any revenues, income, or profits of IDG therefrom), or (iv) result in the revocation, cancellation, suspension, or Material modification, singularly or in the aggregate, of any Governmental Approval possessed by IDG or Newco at the date hereof and necessary for the ownership, lease, or operation of its properties or the carrying on of its business as now conducted, including any necessary Governmental Approval under each applicable Environmental Law.

          (d) Except for (i) if applicable, the filing of the Certificates of Merger with the applicable Governmental Authorities, (ii) filings of the Registration Statement under the Securities Act and the SEC order declaring the Registration Statement effective under the Securities Act, (iii) as may be required by the HSR Act, or (iv) as may be required by applicable state securities or blue sky laws, no Governmental Approvals are required to be obtained, and no reports or notices to or filings with any Governmental Authority are required to be made, by IDG or Newco for the execution, delivery, or performance by IDG or Newco of the Transaction Documents to which it is a party, the enforcement against IDG or Newco, as the case may be, of its obligations thereunder, or the consummation of the Merger Transaction and the other transactions contemplated thereby.

     5.05 CHARTER DOCUMENTS. IDG has delivered to the Company true, complete, and correct copies of the Charter Documents of each of IDG and Newco. No breach or violation of any Charter
Document of IDG or Newco has occurred or is continuing.


     5.06 CAPITAL STOCK OF IDG. (a) The authorized Capital Stock of IDG consists of (i) 50,000,000 shares of IDG Common Stock and (ii) 10,000,000 shares of preferred stock, $.10 par value per share; as of March 31, 1998, 7,801,348 shares of IDG Common Stock were issued and outstanding and no shares of the IDG preferred stock were issued or outstanding, and IDG has reserved for issuance pursuant to compensation plans or the exercise of Derivative Securities 1,000,000 shares of IDG Common Stock.

          (b) All shares of IDG Common Stock outstanding, and all shares of IDG Common Stock to be issued pursuant to Section 2.04, when issued, (i) have been or will be duly authorized and validly issued in accordance with the Organization State of IDG and its Charter Documents and (ii) will be fully paid and nonassessable. None of the shares of IDG Common Stock to be issued pursuant to Section 2.04, will, when issued, be issued in breach or violation of (i) any applicable statutory or contractual preemptive rights, or any other rights of any kind (including any rights of first offer or refusal), of any Person or (ii) the terms of any Derivative Securities.

     5.07 FINANCIAL STATEMENTS OF IDG.   IDG has previously
furnished to the Company a true and complete copy of IDG's financial statements included in its Prospectus dated September 31, 1997 and such other documents publicly filed with the SEC since that date (collectively, the "SEC Documents"). Except as stated therein, the financial statements contained in the SEC Documents have been prepared in conformity with GAAP, consistently applied, and present fairly the consolidated financial position of IDG or its predecessors, as the case may be, at the dates indicated, and the consolidated results of operations and changes in cash flow position for each of the periods indicated.

     5.08 ABSENCE OF UNDISCLOSED LIABILITIES. Except as fully reflected in the financial statements contained in SEC Documents or in Schedule 5.08 hereto, IDG has no knowledge of any Material liabilities of any kind of IDG, other than those incurred in connection with this Merger Agreement and the transactions contemplated hereby, or incurred in the ordinary course of business since December 31, 1997, none of which have, individually or in the aggregate, materially and adversely affected the business, assets, results of operations, financial condition, or prospects of IDG. IDG is not in default with respect to any term or condition of any Material Indebtedness; and no notice has been given by any holder of any debt claiming that any default or breach exists that has not been remedied by IDG or waived in writing by such holder.

     5.09 SECURITIES FILINGS. Each registration statement, proxy statement, or report filed and not withdrawn by IDG with the SEC under the Securities Act or the Exchange Act did not, on the date of effectiveness in the case of each such registration statement, or on the later of the date of filing of each such report or any subsequent amendment thereof in the case of each such report, or on the date of mailing in the case of each such proxy or information statement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of

the circumstances under which they were made, not misleading. Copies of each such registration statement, report, and proxy statement have been furnished or made available to the Company by IDG, and such copies are accurate and complete copies thereof (excluding exhibits). IDG has filed all documents required to be filed by it with the SEC pursuant to Section 13 and 14(a) of the Exchange Act, and all such documents complied in all material respects as to form with applicable requirements of law.

     5.10 COMPLIANCE WITH LAWS; NO LITIGATION. Each of IDG and Newco is in compliance with all Material Governmental Requirements applicable to it, and no Litigation is pending or, to the knowledge of IDG or Newco, threatened to which IDG or any IDG Subsidiary is or may become a party that (a) questions or involves the validity or enforceability of any obligation of IDG or Newco under any Transaction Document, (b) seeks (or reasonably may be expected to seek) (i) to prevent or delay consummation by IDG or Newco of the transactions contemplated by this Merger Agreement to be consummated by it, or (ii) Damages from IDG or Newco in connection with any such consummation.

     5.11 NO BROKERS. Except with respect to the retention and remuneration of the Barth Smith Company, IDG has not, directly or indirectly, in connection with this Merger Agreement or the transactions contemplated hereby, (a) employed any broker, finder, or agent or (b) agreed to pay or incurred any obligation to pay any broker's or finder's fee, any sales commission, or any similar form of compensation.

                            ARTICLE VI

            COVENANTS EXTENDING TO THE EFFECTIVE TIME

     6.01 ACCESS AND COOPERATION; DUE DILIGENCE. (a) From the date hereof until the Closing Date, the Company will (i) afford to the Representatives of IDG reasonable access to all of the key employees, sites, properties, and books and records of the Company and any Company Subsidiary, (ii) provide IDG with such additional financial and operational data and other information relating to the business and properties of the Company and the Company Subsidiaries as IDG may from time to time reasonably request, and (iii) cooperate with IDG and its Representatives in the preparation of any documents or other material that may be required in connection with any Transaction Documents. Each party to this Merger Agreement will treat all Confidential Information obtained by them in connection with the negotiation and performance of this Merger Agreement as confidential in accordance with the provisions of Section 11.13.

          (b) Each of the Company and the Selling Stockholders will use their best efforts to secure, as soon as practicable after the date hereof, all approvals or consents of third Persons as may be necessary to consummate the transactions contemplated hereby.

          (c) From the date hereof until the Closing Date, IDG will (i) afford to the Representatives of the Company reasonable access to the sites, properties, and books and records of IDG,
(ii) provide the Company with such additional financial and operational data and other information relating to the business and properties of IDG as the Company may from time to time reasonably request, and (iii) cooperate with the Company and the Selling Stockholders and their respective Representatives in the preparation of any documents or other material that may be required in connection with any Transaction Documents.

          (d)  If this Merger Agreement is terminated pursuant to
Section 12.01, IDG promptly will return to the Company upon request all written Confidential Information of the Company or any Company Subsidiary that it then possesses or has under its control.

     6.02 CONDUCT OF BUSINESS PENDING CLOSING. From the date hereof until the Effective Time, except as set forth in
Schedule 6.02, the Company will, and will cause each Company
Subsidiary to:

          (a) carry on their businesses in substantially the same manner as they have heretofore and not introduce any material new method of management, operation or accounting;

          (b) maintain their properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

          (c) perform all their obligations under agreements relating to or affecting their assets, properties, and other rights;

          (d) keep in full force and effect without interruption all their present insurance policies or other comparable insurance coverage;

          (e) use reasonable commercial efforts to (i) maintain and preserve their business organizations intact, (ii) retain their present employees, and (iii) maintain their relationships with suppliers, customers, and others having business relations with them;

          (f)  comply with all applicable Governmental
Requirements; and

          (g) except as required or expressly permitted by this Merger Agreement, maintain the instruments and agreements governing their outstanding Indebtedness and Material Agreements on their present terms and not enter into new or amended Indebtedness or instruments or agreements other than in the ordinary course of business consistent with past practices, without the prior written consent of IDG (which consent will not be unreasonably withheld).

     6.03 PROHIBITED ACTIVITIES. Except as set forth on Schedule 6.03, from the date hereof until the Effective Time, without the prior written consent of IDG or unless as required or expressly permitted by this Merger Agreement, the Company and the Management Stockholders will not, and will not permit any Company Subsidiary to:

          (a)  make any change in its Charter Documents;

          (b) issue or repurchase any of its Capital Stock or issue or otherwise create any Derivative Securities;

          (c)  make any Restricted Payment;

          (d)  make any investments, other than Permitted
Investments, in the Capital Stock, Derivative Securities, or
Indebtedness of any Person;

          (e) enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures in a single transaction or a series of related transactions involving an aggregate amount of more than $50,000 other than in the ordinary course of its business and consistent with its past practice;

          (f) increase or commit or promise to increase the Cash Compensation payable or to become payable to any officer, director, stockholder, employee or agent, consultant, or independent contractor of the Company or any Company Subsidiary or make any discretionary bonus or management fee payment to any such Person, except bonuses or salary increases to employees (other than the Stockholders or an Immediate Family Member) at the times and in the amounts consistent with its past practice;

          (g) create, assume, or permit to be created or imposed any Liens (other than Permitted Liens) upon any of its assets or properties, whether now owned or hereafter acquired, except for purchase money Liens incurred in connection with the acquisition of equipment acquired in the ordinary course of business consistent with past practices, and necessary or desirable for the conduct of the business of the Company or any Company Subsidiary;

          (h) (i) adopt, establish, amend, or terminate any ERISA Employee Benefit Plan, or any Other Compensation Plan or Employee Policies and Procedures, or (ii) take any discretionary action, or omit to take any contractually required action, if that action or omission could either (A) deplete the assets of any ERISA Employee Benefit Plan or any Other Compensation Plan or
(B) increase the liabilities or obligations under any such plan;

          (i) sell, assign, lease, or otherwise transfer or dispose of any of its owned or leased property (whether real or personal, tangible or intangible) or equipment (A) to any Related Person or (B) to any Person other than in the ordinary course of its business and consistent with its past practice;

          (j) negotiate for the acquisition of any business or the start-up of any new business;

          (k) merge, consolidate, or effect a share exchange with, or agree to merge, consolidate, or effect a share exchange with, any other Entity;

          (l) sell, transfer, or otherwise convey or dispose of any Company Capital Stock;

          (m) waive any of its material rights or claims, provided that it may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practices, but such adjustments will not be deemed to be included in Schedule 4.17 unless specifically listed in the Supplemental Information;


          (n) commit a material breach of or amend or terminate any Material Agreement of the Company or any of its Governmental
Approvals; or

          (o) enter into any other transaction (i) outside the ordinary course of its business and consistent with its past practice or (ii) prohibited hereby.

     6.04 NO SHOP; RELEASE OF DIRECTORS. (a) The Company and the Selling Stockholders agree that, from the date hereof and until the first to occur of the Effective Time or the termination of this Merger Agreement in accordance with Article XII, neither the Company nor any Selling Stockholder, nor any officer or director thereto shall, and the Company and each Selling Stockholder will direct and use their best efforts to cause each of their respective Representatives not to, (i) initiate, solicit, or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including any proposal or offer to the Stockholders) with respect to a merger, acquisition, consolidation, or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any Company Subsidiary (any such proposal or offer being an "Acquisition Proposal"), (ii) engage in any activities, discussions, or negotiations concerning, or provide any Confidential Information respecting, the Company or any Company Subsidiary, or IDG or any IDG Subsidiary to, or have any discussions with, any Person relating to an Acquisition Proposal, or (iii) otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. The Company and each Selling Stockholder will immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and each will take the steps necessary to inform the Persons referred to in the first sentence of this Section 6.04(a) of the obligations undertaken in this Section 6.04(a), and will notify IDG immediately if any such inquiries or proposals are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, the Company or any Selling Stockholder (including the detail of any such discussions or negotiations).

          (b) Each of the Company and the Selling Stockholders hereby (i) waives every right, if any, the Governmental Requirements of the Company's Organization State afford the Company or the Selling Stockholders to require the Company's directors, in the exercise of their fiduciary duties in their capacity as such, to engage in any of the activities prohibited by this Section 6.04 and (ii) releases each such person from any and all liability he or she might otherwise have to the Company or any Stockholder but for this release.

     6.05 NOTICE TO BARGAINING AGENTS. Prior to the Closing Date, the Company will, if applicable, (a) satisfy any requirement for notice of the transactions contemplated by this Merger Agreement under any applicable collective bargaining agreement and (b) provide IDG with proof that any required notice has been sent.

     6.06 NOTIFICATION OF CERTAIN MATTERS.  The Selling
Stockholders and the Company shall give prompt notice to IDG of
(a) the existence or occurrence of each condition or any facts

that will or reasonably could be expected to cause any representation or warranty of the Company or any Selling Stockholder contained herein to be untrue or incorrect in any material respect at or prior to the Closing or on the Closing Date and (b) any Material failure of any Selling Stockholder or the Company to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by that Person hereunder. IDG shall give prompt notice to the Company of the existence or occurrence of each condition or any facts that will or reasonably could be expected to cause any representation or warranty of IDG or, if applicable, Newco, contained herein to be untrue or inaccurate at or prior to the Closing or on the Closing Date, any Material failure of IDG or, if applicable, Newco to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 6.06 shall not be deemed to modify the representations or warranties herein of the party delivering that notice, or any other party (which modification may be made only pursuant to Section 6.07), modify the conditions set forth in Article VII, or limit or otherwise affect the remedies available hereunder to the party receiving that notice.

     6.07 SUPPLEMENTAL INFORMATION. The Company and each of the Selling Stockholders agree that, with respect to the representations and warranties of that party contained in this Merger Agreement, that party will have the continuing obligation until the Closing Date to provide IDG promptly with such additional supplemental Information (the "Supplemental Information"), in the form of (a) amendments to then existing Schedules to the Disclosure Statement or (b) additional Schedules to the Disclosure Statement, as would be necessary, in the light of the circumstances, conditions, events, and any facts then known to such party, to make each of those representations and warranties true and correct as of the Closing Date. For purposes of determining whether the conditions to the obligations of IDG and, if applicable, Newco, that are specified in Sections 7.04 have been satisfied, the Disclosure Statement as of the Closing Date shall be deemed to be the Disclosure Statement as of the date hereof as amended or supplemented by the Supplemental Information provided to IDG prior to the Closing pursuant to this
Section 6.07; provided, however, that if the Supplemental Information so provided discloses the existence of circumstances, conditions, events, or any facts that, in any combination thereof, have had a Material Adverse Effect on the Company that was not reflected in the determination of the Transaction Value, or in the sole judgment of IDG (which shall be conclusive for purposes of this Section 6.07 and Article XII, but not for any purpose of Article IX), are having or will have a Material Adverse Effect on the Company or the Surviving Corporation, as the case may be, then IDG will be entitled either to terminate this Merger Agreement pursuant to Section 12.01(a)(iii), renegotiate the Merger Consideration with the Selling Stockholders, or waive the Material Adverse Effect disclosed in the Supplemental Information and close the transaction.

     6.08 ADDITIONAL FINANCIAL STATEMENTS. The Company will furnish to IDG (a) as soon as available and in any event within 20 days after the end of each calendar month that ends prior to the Closing Date, an unaudited balance sheet of the Company, consolidated with any Company Subsidiary (as may be required under GAAP), as of the end of each month and the related

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

consolidated statements of income or operations, cash flows and stockholders' or other owners' equity for that month and for the period of the Company's fiscal year ended with that month, in each case (i) setting forth in comparative form the figures for the corresponding portion of the Company's previous fiscal year and (ii) prepared in accordance with GAAP (as consistently applied by the Company and subject to the exceptions noted in
Section 4.13) (A) throughout the periods indicated (excepting footnotes) and (B) with the basis on which the Initial Financial Statements and the Balance Sheet were prepared; and (b) if requested by IDG, and promptly following any such request, such summary consolidated operating or other financial information of the Company and the Company Subsidiaries as of the end of either the first or second fiscal month in any of the Company's fiscal quarters as IDG may request.

     6.09 TERMINATION OF PLANS. If requested by IDG, the Company will, or will cause the applicable Company Subsidiary to, if permitted by all applicable Governmental Requirements to do so, terminate each agreement or plan identified in Schedule 4.26(c) or (d) as a "Plan To Be Terminated" prior to the Effective Time.

     6.10 DISPOSITION OF UNWANTED ASSETS. At or prior to the Closing, the Company will make all arrangements and take all such actions as are necessary and satisfactory to IDG to dispose of, prior to the Effective Time, those assets of it or any Company Subsidiary that are listed in Schedule 6.10.

     6.11 HSR ACT MATTERS. If IDG shall determine that filings pursuant to and under the HSR Act are necessary or appropriate in connection with the effectuation of the Merger Transaction, and shall advise the Company in writing of that determination, the Company and the Management Stockholders will promptly compile and file under the HSR Act such information respecting it as the HSR Act requires of Company or the Stockholders, and the expiration or termination of the applicable waiting period and any extension thereof under the HSR Act shall be deemed a condition precedent to the Closing.


                           ARTICLE VII

              THE CLOSING AND CONDITIONS TO CLOSING

     7.01 THE CLOSING AND CERTAIN ACTIONS.   The consummation of
the transactions contemplated by this Merger Agreement (the "Closing") shall take place at the offices of Kilpatrick Stockton LLP, 1100 Peachtree Street, Suite 2800, Atlanta, Georgia 30309 at 10:00 a.m., Eastern Time, on May 29, 1998, or at such other time or date as IDG and the Company shall specify (the "Closing Date"). Not later than two (2) business days before such scheduled Closing Date, the parties hereto agree to take all actions that are reasonable and necessary as may be requested by IDG to (i) effect the Merger Transaction, including, but not limited to, if applicable, (A) the execution of a Certificate of

Merger (1) meeting the requirements of the GBCC and the law of the Organization State of the Company and (2) providing that such merger will become effective on the Closing Date and (B) the preparations for filing of that Certificate with the Secretary of State of Georgia and with the appropriate filing authority in the Organization State of the Company, (ii) verify the location of the certificates evidencing the outstanding shares of Company Capital Stock to be exchanged for the Merger Consideration pursuant to Section 2.05, and (iii) satisfy the document delivery requirements set forth in Sections 7.02 and 7.03 to which the obligations of the parties to effect the Merger Transaction and the other transactions contemplated hereby are conditioned (all such actions are referred to as the "Pre-Closing"). The actions taken as part of the Pre-Closing will not include either the completion of the Merger Transaction (but, if applicable, may include the preliminary filing of the Certificate of Merger, with specification for a delayed Effective Time) or the delivery of the Merger Consideration pursuant to Section 2.05. Thereafter, on the Closing Date, the Merger Transaction will become effective pursuant to Section 2.02.

     7.02 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY AT THE CLOSING. The obligation of each party hereto to take the actions contemplated to be taken by that party at the Closing is subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

          (a) NO LITIGATION. No Litigation shall be pending on the Closing Date to restrain, prohibit, or otherwise materially interfere with, or to obtain Material Damages or other relief from IDG or, if applicable, Newco in connection with the consummation of the Merger Transaction;

          (b)  GOVERNMENTAL APPROVALS.  All Governmental
Approvals (other than the acceptance for filing of the Certificates of Merger, if applicable) required to be obtained by the Company, the Selling Stockholders, IDG, or, if applicable, Newco in connection with the consummation of the Merger
Transaction shall have been obtained, except for those that would not have a Material Adverse Effect if not obtained;

          (c)  SHAREHOLDER APPROVAL.   The Merger Agreement and
the transactions contemplated herein shall have been approved by the shareholders of the Company in compliance with the laws of the Organization State and Charter Documents of the Company.

          (d) BOARD APPROVAL. The Merger Agreement and the transactions contemplated herein shall have been approved by the Board of Directors of IDG in compliance with the laws of Delaware.

          (e) FINANCIAL CONDITION. To the extent that from the end of the Company's most recent fiscal year through the Closing, the amount of the Company's retained earnings is reduced (as a result of losses, dividends or distributions, or otherwise), other than as a result of distributions of life insurance, distributions of the S Corporation Tax Amount, expenses allowed by Section 11.06, and any adjustments for GAAP variances disclosed in Schedule 4.13, the Merger Consideration shall be subject to a downward adjustment in an agreed upon amount or, at the option of IDG or the Company, this Merger Agreement may be terminated pursuant to Section 12.01.

     7.03 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AND THE SELLING STOCKHOLDERS. The obligations of the Company and each Selling Stockholder with respect to actions to be taken by them at or before the Closing are subject to the satisfaction, or the written waiver by the Company and the Selling Stockholders, or the Stockholders' Agent on behalf of each Selling Stockholder, pursuant to Section 11.04, on or before the Closing Date of, in addition to the conditions specified in Section 7.02, all of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of IDG and, if applicable, Newco in Article V shall be true and correct in all Material respects as of the Closing Date as though made as of and at that time;

          (b) DELIVERY OF DOCUMENTS. IDG shall have delivered to the Company:

               (i) an IDG officer's certificate respecting the truthfulness of the representations and warranties of IDG and, if applicable, Newco in Article V and compliance with the covenants of IDG and, if applicable, Newco in Article VI, and elsewhere in the Merger Agreement and otherwise in the form thereof attached as an exhibit to the Closing Memorandum;

               (ii) opinions dated the Closing Date and addressed to the Company and the Selling Stockholders from Counsel for IDG and, if applicable, Newco substantially in the forms thereof attached as exhibits to the Closing Memorandum;

               (iii) a certificate of the secretary or any assistant secretary of IDG in the form thereof (without attachments thereto) attached as an exhibit to the Closing Memorandum and respecting, and to which is attached, (A) the Charter Documents of IDG and Newco (certified by the appropriate officer of the Organization State of IDG or Newco in the case of the certificates of incorporation included therein); (B) the resolutions of the boards of directors of IDG and Newco respecting the approval of the entering and delivery of this Merger Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby; (C) a certificate respecting the incumbency and true signatures of the IDG and Newco officers who executed this Merger Agreement or will execute any of the Transaction Documents on behalf of IDG and Newco, respectively; and (D) a specimen certificate evidencing shares of IDG Common Stock;

               (iv) certificates, dated as of a Current Date, duly issued by the appropriate officer of the Organization State of IDG or, if applicable, Newco, showing IDG or Newco to be in good standing and authorized to do business in that State; and

               (v)  an executed original of the Transaction
     Documents, as appropriate.

     7.04 CONDITIONS TO THE OBLIGATIONS OF IDG AND NEWCO. The obligations of IDG and, if applicable, Newco with respect to actions to be taken by them at or before the Closing are subject to the satisfaction, or written waiver by IDG pursuant to Section 11.04, on or before the Closing Date of, in addition to the conditions specified in Section 7.02, all of the following conditions:

          (a)  REPRESENTATIONS AND WARRANTIES.

               (i) Except as set forth in Section 7.04(a)(ii) below, all the representations and warranties of the Stockholders and the Company in Articles III and IV shall be

     true and correct in all Material respects as of the Closing
     Date as though made as of and at that time;

               (ii) The representations and warranties of the Selling Stockholders and the Company in Section 4.33 shall be true and correct in all respects as of the Closing Date as though made as of and at that time.

          (b) DELIVERY OF DOCUMENTS. The Selling Stockholders and the Company, as applicable, shall have delivered to IDG:

               (i) a Company officer's certificate, signed by an executive officer of the Company, respecting the truthfulness of the representations and warranties of the Company in Article IV and compliance with the covenants of the Company in Article VI and elsewhere in the Merger Agreement, and otherwise substantially in the form thereof attached as an exhibit to the Closing Memorandum;

               (ii) opinions dated the Closing Date and addressed to IDG from Counsel for the Company and the Selling
     Stockholders substantially in the form thereof attached as exhibits to the Closing Memorandum;

               (iii) a certificate of the secretary or any assistant secretary of the Company in the form thereof (without attachments thereto) attached as an exhibit to the Closing Memorandum and respecting, and to which is attached,
     (A) the Charter Documents of the Company and each Company Subsidiary; (B) the resolutions of the board of directors of the Company respecting the approval of the entering and delivery of this Merger Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby; and (C) a certificate respecting the incumbency and true signatures of the Company officers who executed this Merger Agreement or will execute any of the Transaction Documents on behalf of the Company;

               (iv) from each Selling Stockholder, an executed certificate respecting the truthfulness of the representations and warranties of the respective Selling Stockholder in Article III and compliance with the covenants of the Selling Stockholder in the Merger Agreement in substantially the form thereof attached as an exhibit to the Closing Memorandum;

               (v) for the Company and each Company Subsidiary, a certificate, dated as of a Current Date, duly issued by the appropriate Governmental Authorities in its Organization State and, unless waived by IDG, in each other jurisdiction listed for it in Schedule 4.03, showing it to be in good standing and authorized to do business in its Organization State and those other jurisdictions and that all state franchise and/or income tax returns and taxes due by it in its Organization State and those other jurisdictions for all periods prior to the Closing have been filed and paid; and

               (vi) an executed original of each of the Transaction Documents, as appropriate.

          (c) TERMINATION OF EMPLOYMENT AGREEMENTS. IDG shall have received confirmation that any employment agreement between the Company and any Selling Stockholder has been terminated prior to the Closing.


                           ARTICLE VIII

              COVENANTS FOLLOWING THE EFFECTIVE TIME

     8.01 DISCLOSURE. If, subsequent to the Closing, any Selling Stockholder becomes aware of any fact or circumstance that would have changed a representation or warranty of the Company or any Selling Stockholder in this Merger Agreement or would affect any document delivered pursuant hereto in any Material respect, that Selling Stockholder will promptly give notice of that fact or circumstance to IDG.

     8.02 PREPARATION AND FILING OF TAX RETURNS. Each party hereto will, and will cause its Affiliates to, provide to each of the other parties hereto such cooperation and information as any of them reasonably may request in filing any Return, amended Return, or claim for refund, in determining a liability for Taxes, or a right to a refund of Taxes or in conducting any audit or other proceeding in respect of Taxes. This cooperation and information shall include providing copies of all relevant portions of the relevant Returns, together with such accompanying schedules and work papers, documents relating to rulings or other determinations by Taxing Authorities, and records concerning the ownership and Tax bases of property as are relevant that a party possesses. Each party will make its employees, if any, reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided. Subject to the preceding sentence, each party required to file Returns pursuant to this Merger Agreement shall bear all costs attributable to the preparation and filing of those Returns.

     8.03 REMOVAL OF GUARANTIES. IDG will use its best efforts to cause any stockholder guaranties listed in Schedule 8.03 to be terminated within 60 days following the Effective Date.

                            ARTICLE IX

                         INDEMNIFICATION

     9.01 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the provisions of this Merger Agreement will survive the Closing and the Effective Time indefinitely notwithstanding any investigation at any time made by or on behalf of any party hereto or the provision of any Supplemental Information pursuant to Section 6.07, provided that the representations and warranties set forth in Articles III, IV, and V, and in any certificate delivered in connection herewith with respect to any of those representations and warranties will terminate and expire on the second anniversary of the Effective Time, except as follows: (a) the

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

representations and warranties that relate expressly or by necessary implication to Taxes, ERISA or other employment or labor matters, or the Governmental Requirements referred to in clause (iii) of Section 9.02(a) will survive until the expiration of the applicable statutes of limitations (including all periods of extension and tolling); (b) the representations and warranties that relate expressly or by necessary implication to the environment or Environmental Laws will survive for a period of seven years from the Effective Time, provided, however, that the representation and warranties of Section 4.15(c) shall survive indefinitely; and (c) the representations and warranties that relate to the Guaranteed Receivables in Sections 2.07 and 4.17 shall survive only the Receivables Determination Date. After a representation and warranty has terminated and expired, no indemnification will or may be sought pursuant to this Article IX on the basis of that representation and warranty, unless prior to such termination and expiration a claim therefor had been presented in writing by the Person seeking indemnification pursuant to this Article IX on the basis of that representation and warranty.

     9.02 INDEMNIFICATION OF SELLER INDEMNIFIED PARTIES.
(a) Subject to the provisions of Sections 9.01 and 9.06, the Selling Stockholders covenant and agree that they, jointly and severally, will indemnify each Seller Indemnified Party against, and hold each Seller Indemnified Party harmless from and in respect of, all Damages Claims that arise from, are based on, or relate or otherwise are attributable to (i) any breach of the representations and warranties of the Management Stockholders or the Company set forth in Article IV or in certificates delivered in connection herewith, except for any breach of a representation or warranty relating to matters covered by an indemnity agreement from Newco with any of the Selling Stockholders, (ii) any nonfulfillment of any covenant or agreement on the part of the Management Stockholders or the Company under this Merger Agreement, (iii) any liability under the Securities Act, the Exchange Act, or other applicable Governmental Requirement that arises out of or is based on (A) any untrue statement or alleged untrue statement of a Material fact relating to the Company, any Company Subsidiary, or any Stockholder that is (1) provided to IDG or its counsel by the Company or the Selling Stockholders, and (2) contained in the Registration Statement, or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or (B) any omission or alleged omission to state therein a Material fact relating to the Company, any Company Subsidiary, or the Stockholders required to be stated therein or necessary to make the statements therein not misleading, and not provided to IDG or its counsel by the Company or the Selling Stockholders (each such Damages Claim being a "Seller Indemnified Loss").

          (b) Subject to the provisions of Section 9.06, each Selling Stockholder, severally and not jointly with any other Person, covenants and agrees that he will indemnify each Seller Indemnified Party against, and hold each Seller Indemnified Party harmless from and in respect of, all Damages Claims that arise from, are based on, or relate or otherwise are attributable to
(i) any breach of the representations and warranties of that

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

Selling Stockholder, solely as to that Selling Stockholder, set forth in Article III or in certificates delivered by that Selling Stockholder and relating to those representations and warranties,
(ii) any nonfulfillment of any several, and not joint and several, agreement on the part of that Selling Stockholder under this Merger Agreement, or (iii) any liability under the Securities Act, the Exchange Act, or other applicable Governmental Requirement that arises out of or is based on (A) any untrue statement or alleged untrue statement of a Material fact relating solely to that Selling Stockholder that is (1) provided to IDG or its counsel by that Selling Stockholder and
(2) contained in the Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or (B) any omission or alleged omission to state therein a Material fact relating solely to that Selling Stockholder required to be stated therein or necessary to make the statements therein not misleading, and not provided to IDG or its counsel by that Selling Stockholder (each such Damages Claim being a "Stockholder Indemnified Loss").

     9.03 INDEMNIFICATION OF IDG INDEMNIFIED PARTIES. IDG covenants and agrees that it will indemnify each IDG Indemnified Party against, and hold each IDG Indemnified Party harmless from and in respect of, all Damages Claims that arise from, are based on, or relate or otherwise are attributable to (i) any breach by IDG or, if applicable, Newco of its representations and warranties set forth herein or in its certificates delivered to the Company or the Selling Stockholders in connection herewith,
(ii) any nonfulfillment of any covenant or agreement on the part of IDG or, if applicable, Newco under this Merger Agreement (each such Damages Claim being an "IDG Indemnified Loss"); or (iii) any liability under the Securities Act, the Exchange Act, or other applicable Governmental Requirement that arises out of or is based on (A) any untrue statement or alleged untrue statement of a Material fact relating to IDG or any IDG Subsidiary (other than the Company prior to the Effective Time) contained in the Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or (B) any omission or alleged omission to state therein a Material fact relating to IDG any IDG Subsidiary (other than the Company prior to the Effective Time) required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made.

     9.04 CONDITIONS OF INDEMNIFICATION. All claims for indemnification under this Merger Agreement shall be asserted and resolved as follows in this Section 9.04.

          (a) A party claiming indemnification under this Merger Agreement (an "Indemnified Party") shall promptly (i) notify the party from whom indemnification is sought (the "Indemnifying Party") of any third-party claim or claims asserted against the Indemnified Party ("Third Party Claim") that could give rise to a right of indemnification under this Merger Agreement (ii) transmit to the Indemnifying Party a written notice ("Third Party Claims Notice") describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to that claim (if any), an estimate of the amount of Damages attributable to the Third Party Claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim), and the basis for the Indemnified Party's request

for indemnification under this Merger Agreement, and (iii) if the Third Party Claim may create a Seller Indemnified Loss or a Stockholder Indemnified Loss, notify the Escrow Agent as required in the Escrow Agreement of such potential claim. Except as set forth in Section 9.01, the failure to promptly deliver a Third Party Claims Notice shall not relieve the Indemnifying Party of its obligations to the Indemnified Party with respect to the related Third Party Claim, except to the extent that the resulting delay is materially prejudicial to the defense of that claim. Within 15 days after receipt of any Third Party Claims Notice (the "Election Period"), the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article IX with respect to that Third Party Claim and, if the Indemnifying Party does not dispute its potential liability to the Indemnified Party with respect to that Third Party Claim, whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against that Third Party Claim.

          (b) If the Indemnifying Party does not dispute its potential liability to the Indemnified Party and notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, that Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 9.04(b) and the Indemnified Party will furnish the Indemnifying Party with all information in its possession with respect to that Third Party Claim and otherwise cooperate with the Indemnifying Party in the defense of that Third Party Claim; provided, however, that the Indemnifying Party shall not enter into any settlement with respect to any Third Party Claim that purports to limit the activities of, or otherwise restricts in any way, any Indemnified Party or any Affiliate of any Indemnified Party without the prior consent of that Indemnified Party (which consent may be withheld in the sole discretion of that Indemnified Party). The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party, to file, during the Election Period, any motion, answer, or other pleadings that the Indemnified Party shall deem necessary or appropriate to protect its interests.
The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 9.04(b) and will bear its own costs and expenses with respect to that participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party, and, on its written notification of that employment, the Indemnifying Party shall not have the right to assume or continue the defense of such action on behalf of the Indemnified Party.

          (c) If the Indemnifying Party (i) within the Election Period (1) disputes its potential liability to the Indemnified Party under this Article IX, (2) elects not to defend the Indemnified Party pursuant to Section 9.04(a) or (3) fails to notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.04(b) or
(ii) elects to defend the Indemnified Party pursuant to Section 9.04(b) but fails to prosecute diligently and promptly or otherwise dispose of or settle the Third Party Claim, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article IX and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section 9.04 or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the


Indemnifying Party in full for all reasonable costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.04(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

          (d) If any Indemnified Party has a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the "Indemnity Notice") describing in reasonable detail the nature of the claim, an estimate of the amount of Damages attributable to that claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim), and the basis of the Indemnified Party's request for indemnification under this Merger Agreement. If the Indemnifying Party does not notify the Indemnified Party within 15 business days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall conclusively be deemed a liability of the Indemnifying Party hereunder.

          (e) Any dispute, controversy, difference or claim arising out of, relating to or in connection with this Merger Agreement, any transaction hereunder or breach hereof shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect by one arbiter appointed in accordance with such rules. The arbiter's award shall be final and binding. Judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof. The arbitration shall take place in Wichita, Kansas, or such other place as the parties may agree. The arbiter's award shall include (i) a provision that the prevailing party in such arbitration shall recover its costs of the arbitration and reasonable attorneys' fees from the other party, and (ii) the amount of such costs and fees. Notwithstanding anything in this Section to the contrary, either party may, if it believes that it requires or is entitled to injunctive relief, file a civil action in any court having jurisdiction seeking injunctive relief. Any dispute regarding a claim to or demand for monetary damages shall, however, be governed exclusively by the provisions for arbitration set forth in this subsection (e).

          (f) Payments of all amounts owing by an Indemnifying Party pursuant to this Article IX relating to a Third Party Claim shall be made within 30 days after the latest of (i) the settlement of that Third Party Claim, (ii) the expiration of the period for appeal of a final adjudication of that Third Party Claim, or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Merger Agreement. Payments of all amounts owing by an Indemnifying Party pursuant to Section 9.04(d) shall be made within 30 days after the later of (i) the expiration of the Indemnity Notice period or (ii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Merger Agreement. The procedure set forth herein for resolution and payment of any claim shall be in addition to, and not in lieu of, any rights of the parties set forth in the Escrow Agreement.


     9.05 REMEDIES NOT EXCLUSIVE.  The remedies provided in this
Merger Agreement shall not be exclusive of any other rights or remedies available to one party against the other, either at law or in equity.

     9.06 LIMITATIONS ON INDEMNIFICATION. (a) Notwithstanding the provisions of Section 9.02, no Selling Stockholder shall be required to pay any indemnification under Section 9.02(a) or 9.02(b) until the aggregate liability of the Selling Stockholders in respect of all Seller Indemnified Losses and Stockholder Indemnified Losses exceeds, and only to the extent the aggregate amount does exceed, the Threshold Amount; provided, however, that the Threshold Amount shall not apply with respect to a Claim based upon a breach of the representation made in Section 4.33 hereof, or to any Claim based upon any tax liability of the Company under section 1374 of the Code related to the distribution of life insurance to the Selling Stockholders, or for any Claim based on accumulated earnings taxes owed by the Company for the years 1994, 1995, 1996 and 1997 and any related penalties, interests, costs and expenses. In no event shall (i) the aggregate of (A) the joint and several liability of the Selling Stockholders under Section 9.02(a), and (B) the several liability of the Selling Stockholders under Section 9.02(b), exceed the Transaction Value and (ii) the aggregate liability of any Selling Stockholder exceed that Selling Stockholder's Pro Rata Share of the Transaction Value. For purposes of determining the amount of any Seller Indemnified Loss or Stockholder Indemnified Loss, no effect will be given to any resulting Tax benefit to any Seller Indemnified Party.

          (b) Notwithstanding the provisions of Section 9.03, IDG shall not be required to pay any indemnification to any of the IDG Indemnified Parties until the aggregate liability of IDG in respect of all IDG Indemnified Losses, exceeds, and only to the extent the aggregate amount does exceed, the Threshold Amount. In no event shall IDG be liable under this Merger Agreement, including Section 9.03, for any amount in excess of the Transaction Value. For purposes of determining the amount of IDG Indemnified Losses, no effect will be given to any resulting Tax benefit to any IDG Indemnified Party.

     9.07 SPECIAL INDEMNIFICATION CONSIDERATIONS REGARDING SELLING STOCKHOLDERS. Subject to the limitations of Section 9.06(a), and notwithstanding any of the other provisions set forth in this Article IX, IDG shall first seek to recover, and, each Selling Stockholder hereby expressly authorizes and permits IDG to set-off any Seller Indemnified Loss or Stockholder Indemnified Loss, whether such liability is joint or several, against the Escrowed Merger Consideration according to the terms and conditions set forth in the Escrow Agreement. If the Merger is consummated, each Selling Stockholder hereby waives any rights of contribution or subrogation that they each may have against the Company with respect to any indemnification claim raised by a Seller Indemnified Party.

                            ARTICLE X

                    LIMITATIONS ON COMPETITION

     10.01     PROHIBITED ACTIVITIES.  Each Management
Stockholder and each Selling Stockholder owning five percent or more of the Company Capital Stock (each a "Covenanting


Stockholder") agrees severally, but not jointly with any other Person, that he or she will not, during the period beginning on the date hereof and ending on the third anniversary of the Closing Date, directly or indirectly, for any reason, for his or her own account, or on behalf of, or together with, any other Person except for, and on behalf of, the Company or any Company
Subsidiary:

          (a) be engaged as an officer or director or in any other managerial or sales capacity or as an owner, co-owner or other investor of or in, whether as an employee, independent contractor, consultant or advisor, or as a sales representative or distributor of any kind, in a business that sells any products or provides any services in competition with the Company, any Company Subsidiary, or IDG or any Subsidiary of IDG (IDG and its Subsidiaries collectively being "IDG" for purposes of this
Article X) within a radius of 100 miles of each location in which any of the Company or any Company Subsidiary or IDG was engaged in the Business on the date hereof or on the Closing Date (those locations collectively being the "Territory");

          (b) call on any natural person who is at that time employed by the Company, any Company Subsidiary, or IDG in any managerial or sales capacity with the purpose or intent of attracting that person from the employ of the Company, any Company Subsidiary, or IDG;

          (c) call on any Person who at that time is, or at any time within one year prior to that time was, a customer of the Company, any Company Subsidiary, or IDG within the Territory, of whom the Covenanting Stockholder had knowledge, and contact with, that customer relationship, for the purpose of soliciting or selling any product or service in competition with the Company, any Company Subsidiary, or IDG within the Territory; or

          (d) call on any IDG Acquisition Candidate, with the knowledge of that Person's status as an IDG Acquisition
Candidate, for the purpose of acquiring that Person or arranging the acquisition of that Person by any Person other than IDG.

     Notwithstanding the foregoing, any Covenanting Stockholder may own and hold as a passive investment up to one percent (1%) of the outstanding Capital Stock of a competing Entity if that class of Capital Stock is listed for trading or quotation on a national or regional stock exchange registered with the SEC or on The Nasdaq Stock Market.

     10.02 DAMAGES. Because of the difficulty in measuring the economic losses that may be incurred by IDG as a result of any breach by a Covenanting Stockholder of his or her covenants in Section 10.01, and because of the immediate and irreparable damage that could be caused to IDG for which it would have no other adequate remedy, each Covenanting Stockholder agrees that IDG may enforce the provisions of Section 10.01 by any equitable or legal means, including seeking an appropriate injunction or restraining order against that Covenanting Stockholder if a breach of any of those provisions occurs.

     10.03     REASONABLE RESTRAINT.   The parties hereto each
agree that Sections 10.01 and 10.02 impose a reasonable restraint on the Covenanting Stockholders in light of the activities and Business of the Company on the date hereof, the current business

plans of IDG as a result of its proposed acquisitions of the Company and other similarly positioned companies, and the consideration to be received by each Covenanting Stockholder from IDG as a result of the Merger.

     10.04     SEVERABILITY; REFORMATION.   The covenants in this
Article X are severable and separate, and the unenforceability of any specific covenant in this Article X is not intended by any party hereto to, and shall not, affect the provisions of any other covenant in this Article X. If any court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth in Section 10.01 are unreasonable as applied to any Covenanting Stockholder, the parties hereto, including that Covenanting Stockholder, acknowledge their mutual intention and agreement that those restrictions be enforced to the fullest extent the court deems reasonable, and thereby shall be reformed to that extent as applied to that Covenanting Stockholder or any other Covenanting Stockholder similarly situated.

     10.05 INDEPENDENT COVENANT. All of the covenants in this Article X are intended by each party hereto to be, and shall be construed as, an agreement independent of any other provision in this Merger Agreement, and the existence of any claim or cause of action of any Covenanting Stockholder against IDG, whether predicated on this Merger Agreement or otherwise, shall not constitute a defense to the enforcement by IDG of any covenant in this Article X. It is specifically agreed that the period specified in Section 10.01 shall be computed in the case of each Covenanting Stockholder by excluding from that computation any time during which that Covenanting Stockholder is in violation of any provision of Section 10.01. The covenants contained in this
Article X shall not be affected by any breach of any other provision hereof by any party hereto.

     10.06     MATERIALITY.  The Company and each Covenanting
Stockholder, severally and not jointly with any other Person, hereby agree that this Article X is a material and substantial part of the transactions contemplated hereby.


                            ARTICLE XI

                        GENERAL PROVISIONS

     11.01 RESTRICTIONS ON TRANSFER OF IDG COMMON STOCK. (a) Each Selling Stockholder, severally and not jointly with any other Person, (i) acknowledges that the shares of IDG Common Stock to be delivered to that Selling Stockholder, or the Stockholders' Agent, as the case may be, pursuant to Section 2.04 have not been registered under the Securities Act, and therefore may not be resold by that Selling Stockholder without being in compliance with the Securities Act or an exemption thereof, until such time as the Registration Statement becomes effective and
(ii) covenants that none of the shares of IDG Common Stock issued

to that Selling Stockholder pursuant to Section 2.04 will be offered, sold, assigned, transferred or otherwise disposed of except upon full compliance with all the applicable provisions of the Securities Act and the rules and regulations of the SEC and applicable state securities laws and regulations. All certificates evidencing shares of IDG Common Stock issued pursuant to Section 2.04 will bear substantially the following legend:

     THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT") OR ANY STATE SECURITIES LAWS, HAVE BEEN ISSUED PURSUANT TO AND UNDER ONE OR MORE EXEMPTIONS THERETO, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, OR DISPOSED OF UNLESS AND UNTIL REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

In addition, certificates evidencing shares of IDG Common Stock issued pursuant to Section 2.04 to each Selling Stockholder will bear any legend required by the securities or blue sky laws of the state in which that Stockholder resides.

     (b) During the period commencing on the Closing Date and ending on December 31, 1999 (the "Restricted Period"), no Selling Stockholder voluntarily will: (i) sell, assign, exchange, transfer, or otherwise dispose of (A) any shares of IDG Common Stock received by any Selling Stockholder in the Merger or (B) any interest in (including any option to buy or sell unless such option is not exercisable until after expiration of the Restricted Period) any of those shares of IDG Common Stock, in whole or in part, and IDG will have no obligation to, and shall not, treat any such attempted transfer as effective for any purpose; or (ii) engage in any transaction, whether or not with respect to any shares of IDG Common Stock or any interest therein, the intent or effect of which is to reduce the risk of owning the shares of IDG Common Stock acquired pursuant to
Section 2.04 (including, for example, engaging in put, call, short-sale, straddle or similar market transactions); provided, however, that this Section 11.01 shall not restrict any transfer of IDG Common Stock acquired by a Selling Stockholder pursuant to
Section 2.04 to any of that Selling Stockholder's Related Persons who agree in writing to be bound by the provisions of this
Section 11.01. The certificates evidencing the shares of IDG Common Stock delivered to each Selling Stockholder, or the Stockholders' Agent as the case may be, pursuant to Section 2.05 will bear a legend substantially in the form set forth below and containing such other information as IDG may deem necessary or appropriate:

     EXCEPT PURSUANT TO THE TERMS OF THE AGREEMENT AND PLAN
     OF MERGER AND REORGANIZATION DATED JUNE __, 1998 AMONG
     THE ISSUER, THE HOLDER OF THIS CERTIFICATE AND THE
     OTHER PARTIES THERETO, THE SHARES REPRESENTED BY THIS
     CERTIFICATE MAY NOT BE VOLUNTARILY SOLD, ASSIGNED,
     EXCHANGED, TRANSFERRED OR OTHERWISE DISPOSED OF, AND
     THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY
     ATTEMPTED VOLUNTARY SALE, ASSIGNMENT, EXCHANGE,
     TRANSFER, OR OTHER DISPOSITION OF ANY OF THOSE SHARES,


     DURING THE PERIOD COMMENCING ON THE DATE HEREOF AND
     ENDING ON DECEMBER 31, 1999 (THE "RESTRICTED PERIOD").
     ON THE WRITTEN REQUEST OF THE HOLDER OF THIS
     CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS
     RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE
     TRANSFER AGENT) AFTER THE EXPIRATION OF THE RESTRICTED
     PERIOD.

The Selling Stockholders acknowledge that IDG shall be entitled to place stop order instructions with its transfer agent in order to prevent the transfer of any of the IDG Common Stock issued in this transaction in violation of the provisions set forth above.

     11.02 BROKERS AND AGENTS. The Company and the Selling Stockholders jointly and severally represent and warrant to IDG and Newco that the Company has not directly or indirectly employed or become obligated to pay any broker or similar agent in connection with the transactions contemplated hereby, and agree, without regard to the Threshold Amount limitations set forth in Article IX, to indemnify IDG and Newco against all Damage Claims arising out of claims for any and all fees and commissions of brokers or similar agents employed or promised payment by the Company.

     11.03 ASSIGNMENT; NO THIRD PARTY BENEFICIARIES. This Merger Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding on and inure to the benefit of the parties hereto, the successors of IDG and Newco, and the heirs and legal representatives of the Selling Stockholders (and, in the case of any trust, the successor trustees of that trust). Neither this Merger Agreement nor any other Transaction Document is intended, or shall be construed, deemed, or interpreted, to confer on any Person not a party hereto or thereto any rights or remedies hereunder or thereunder, except as provided in Section 6.04(b) or Article IX, or as otherwise expressly provided herein or therein.

     11.04 ENTIRE AGREEMENT; AMENDMENT; WAIVERS. This Merger Agreement and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Selling Stockholders, the Company, Newco, and IDG and supersede all prior agreements and understandings, both written and oral, relating to the subject matter of this Merger Agreement. This Merger Agreement may be amended, modified, or supplemented, and any right hereunder may be waived, if, but only if, that amendment, modification, supplement, or waiver is in writing and signed by the party to be bound thereby, and in the case of each Selling Stockholder, the Stockholders' Agent or such Selling Stockholder. The waiver of any of the terms and conditions hereof shall not be construed or interpreted as, or deemed to be, a waiver of any other term or condition hereof.

     11.05 COUNTERPARTS. This Merger Agreement may be executed in multiple counterparts, each of which will be an original, but all of which together will constitute one and the same instrument.

     11.06 EXPENSES. Whether or not the transactions contemplated hereby are consummated, (a) IDG will pay (i) the fees, expenses, and disbursements of IDG and Newco and their


Representatives that are incurred in connection with the subject matter of this Merger Agreement and any amendments thereto, including all costs and expenses incurred in the performance of and compliance with all conditions to be performed by IDG and Newco under this Merger Agreement, including the costs of preparing the Registration Statement, (b) the Company will pay
(i) all sales, use, transfer, and other similar taxes and fees (collectively, "Transfer Taxes") incurred in connection with the transactions contemplated hereby, and (ii) all other fees, expenses, and disbursements of the Company or the Stockholders (including fees and expenses of accountants, attorneys, and other professionals) that are incurred in connection with the subject matter of this Merger Agreement on or before the Closing Date not to exceed a total of $30,000, and (c) the Stockholders will pay from personal funds, and not from funds of the Company or any Company Subsidiary, (i) all Transfer Taxes incurred in connection with the transactions contemplated hereby, and (ii) all other fees, expenses, and disbursements of the Company or the Stockholders (including fees and expenses of accountants, attorneys, and other professionals) that are incurred in connection with the subject matter of this Merger Agreement on or before the Closing Date, which, in the aggregate, are in excess of $30,000. The Selling Stockholders will file all necessary documentation and Returns with respect to all Transfer Taxes. In addition, each Selling Stockholder acknowledges that he or she, and not the Company or IDG or the Surviving Corporation, will be responsible for and pay all Taxes, if any, due upon receipt of the consideration payable to that Stockholder pursuant to the Merger Transaction.

     11.07 NOTICES. All notices required or permitted hereunder shall be in writing, and shall be deemed to be delivered and received (a) if personally delivered or, if delivered by telegram, facsimile, or courier service, when actually received by the party to whom notice is sent (or upon confirmation of receipt received by the sender), or (b) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

               (i)  if to IDG or Newco:

                    Industrial Distribution Group, Inc.
                    2500 Royal Place
                    Tucker, Georgia  30084
                    Attn.: Chief Executive Officer
                    Facsimile No.:   (770) 243-9040
                    Telephone No.:  (770) 243-9000

               with copies (which shall not constitute notice for purposes of this Merger Agreement) to:

                    Kilpatrick Stockton LLP
                    1100 Peachtree Street
                    Atlanta, Georgia  30309
                    Attn.:  W. Randy Eaddy, Esq.
                    Facsimile No.:   (404) 815-6555
                    Telephone No.:  (404) 815-6587


               (ii) if to a Selling Stockholder, to the address set forth with respect to such Selling Stockholder in Annex 2;
and

               (iii)     if to the Company:

                    L.D. Supply, Inc.
                    3503 W. Harry
                    Wichita, Kansas 67277-2070
                    Attn:  David J. Schreiner, President
                    Facsimile No.:  (316) 755-1192
                    Telephone No.:  (316) 755-2721

               with copies (which shall not constitute notice for purposes of this Merger Agreement) to:

                    Bever, Dye, Mustard & Belin, L.C.
                    106 W. Douglas, Suite 700
                    Wichita, Kansas  67202
                    Attn:  Gregory L. Franken, Esq.
                    Facsimile No.:  (316) 263-3142
                    Telephone No.:  (316) 263-8294

     11.08     GOVERNING LAW.   This Merger Agreement and the
rights and obligations of the parties hereto shall be governed by, and construed and enforced in accordance with, the substantive laws of the state of Delaware without regard to the conflicts of law provisions thereof.

     11.09 EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay or omission in the exercise of any right, power, or remedy accruing to any party hereto as a result of any breach or default hereunder by any other party hereto shall impair any such right, power, or remedy, nor shall it be construed, deemed, or interpreted as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be construed, deemed, or interpreted as a waiver of any other breach or default hereunder occurring before or after that waiver.

     11.10 TIME. Time is of the essence in the performance of this Merger Agreement in all respects.

     11.11 REFORMATION AND SEVERABILITY. If any provision of this Merger Agreement is invalid, illegal, or unenforceable, that provision shall, to the extent possible, be modified in such manner as to be valid, legal, and enforceable and so as to most nearly retain the intent of the parties hereto as expressed herein, and if such a modification is not possible, that provision shall be severed from this Merger Agreement, and in either case the validity, legality, and enforceability of the remaining provisions of this Merger Agreement shall not in any way be affected or impaired thereby.


     11.12 REMEDIES CUMULATIVE. No right, remedy, or election given by any term of this Merger Agreement shall be deemed exclusive, but each shall be cumulative with all other rights, remedies, and elections available at law or in equity.

     11.13 TREATMENT OF CONFIDENTIAL INFORMATION. (a) Each of the parties to this Merger Agreement, severally and not jointly with any other Person, acknowledges that it, he or she has or may have had in the past, and in the future may have, access to Confidential Information of the Company and its Subsidiaries, and IDG and its Subsidiaries. Each of the parties to this Merger Agreement, severally and not jointly with any other Person, agrees that it, he or she will keep confidential all such Confidential Information and, except with the specific prior written consent of the other parties hereto, will not disclose such Confidential Information to any Person except: (i) Representatives of the other parties hereto, (ii) its or their own Representatives, provided that such Representatives (other than counsel) agree to the confidentiality provisions of this
Section 11.13. Confidential Information shall not include (A) such information that becomes known to the public generally through no fault of any of the parties, (B) information required to be disclosed by law or the order of any Governmental Authority under color of law, provided that prior to disclosing any information pursuant to this clause (B), each party shall, if possible, give prior written notice thereof to the other parties and provide the other parties with the opportunity to contest such disclosure, or (C) such information that the disclosing party reasonably believes the disclosure of which is required in connection with the defense of a lawsuit against the disclosing party. In the event of a breach or threatened breach by any party of the provisions of this Section 11.13 with respect to any Confidential Information, the other parties shall be entitled to an injunction restraining such Selling Stockholder from disclosing, in whole or in part, that Confidential Information. Nothing herein shall be construed as prohibiting any party from pursuing any other remedy available at law or in equity for such breach or threatened breach, including the recovery of Damages.

          (b) Because of the difficulty of measuring the economic loss that may be incurred by any party as a result of the breach of the covenants in Section 11.13(a), and because of the immediate and irreparable damage that would be caused to any party for which it or they would have no other adequate remedy, each of the Company and the Selling Stockholders agrees that other party may enforce the provisions of Section 11.13(a) by injunctions and restraining orders against each of them who breaches any of those provisions.

          (c)  The obligations of the parties set forth in
Section 6.01(d) are incorporated in this Section 11.13 by this reference.

          (d)  The obligations of the parties under this Section
11.13 shall survive the termination of this Merger Agreement.


     11.14 RESTRICTION ON TRADING. The Company and the Stockholders agree that they will not trade (or cause or encourage any third party to trade), and will use their respective best efforts to assure that none of the Company Representatives will trade (or cause or encourage any third party to trade), in the IDG Common Stock (or securities convertible into or exercisable for shares of IDG Common Stock), while in possession of any material non-public information concerning IDG.


                           ARTICLE XII

                           TERMINATION

     12.01     TERMINATION OF THIS MERGER AGREEMENT.  (a) This
Merger Agreement may be terminated at any time prior to the Closing solely:

               (i) by the mutual written consent of IDG and the Company;

               (ii) by the Selling Stockholders and the Company, on the one hand, or by IDG, on the other hand, if the conditions to Closing in Section 7 have not either been satisfied or waived and the transactions contemplated by this Merger Agreement to take place at the Closing shall not have been consummated by May 29, 1998, unless the failure of such transactions to be consummated results from the willful failure of the party (or in the case of the Selling Stockholders and the Company, any of them) seeking to terminate this Merger Agreement to perform or adhere to any agreement required hereby to be performed or adhered to by such party prior to or at the Closing or on the Closing Date;

               (iii) by the Selling Stockholders and the Company, on the one hand, or by IDG, on the other hand, if a material breach or default shall be made by the other party (or in the case of the Selling Stockholders and the Company, any of them) in the observance or in the due and timely performance of any of the covenants, agreements, or conditions contained herein and such breach or default shall not have been cured by the breaching or defaulting party or parties within ten (10) days after notice of such breach or default is provided thereto; or

               (iv) by IDG if it is entitled to do so as provided in Section 6.07.

          (b) If this Merger Agreement is terminated pursuant to this Section 12.01, the Merger will be deemed for all purposes to have been abandoned and of no force or effect. If this Merger Agreement is terminated pursuant to this Section 12.01 after the Certificate of Merger has been filed with the Secretary of State of the State of Georgia and the appropriate filing office of the Organization State of the Company, IDG will take all actions that Counsel for the Company and the Selling Stockholders advise IDG are required by the applicable laws of the State of Georgia and the Organization State of the Company in order to rescind the Merger.

     12.02 LIABILITIES IN EVENT OF TERMINATION. If this Merger Agreement is terminated pursuant to Section 12.01, there shall be no liability or obligation on the part of any party hereto except (a) as provided in Section 11.06 and (b) to the extent that such liability is based on the breach by that party of any of its representations, warranties, or covenants set forth in this Merger Agreement.


                           ARTICLE XIII

                        POWER OF ATTORNEY

     13.01 APPOINTMENT OF STOCKHOLDERS' AGENT. The Selling Stockholders, and each of them, hereby irrevocably constitute and appoint David J. Schreiner with an address at 1207 N. Prescott, Wichita, Kansas, 67212 (the "Stockholders' Agent") as their agent and attorney-in-fact to modify, amend, or otherwise change this Merger Agreement, or any of its terms or provisions (including modifications, amendments, or changes subsequent to Closing), to take all actions and to execute all documents (including all actions and documents required under Article VII hereof) necessary or desirable to consummate the transactions contemplated by this Merger Agreement, to tender their shares of Company Capital Stock pursuant to this Merger Agreement and to accept the Merger Consideration in connection therewith and to take all actions, to execute all documents that may be necessary or desirable in connection therewith (including, without limitation, delivery of the certificates for their shares of Company Capital Stock and execution of such powers of attorney or other instruments as may be necessary to comply with this Merger Agreement), to give and receive consents and all notices hereunder, to negotiate and settle claims for indemnification under Article IX hereof, and to perform any other act arising under or pertaining to this Merger Agreement and the transactions contemplated hereby. The Selling Stockholders, and each of them, agree that service of process upon the Stockholders' Agent in any action or proceeding arising under or pertaining to this Merger Agreement shall be deemed to be valid service of process upon the Selling Stockholders, and any claim by IDG or Newco against the Selling Stockholders, or any of them, in respect to this Merger Agreement may be asserted against, and settled with, said Stockholders' Agent. The Stockholders' Agent shall be deemed to have accepted the appointment herein upon his execution of this Merger Agreement.

     13.02 LIABILITY OF AGENT. Nothing contained herein shall be deemed to make the Stockholders' Agent personally liable to the Selling Stockholders because of service in his capacity as agent and attorney-in-fact. In performing any of his duties hereunder, the Stockholders' Agent shall not incur any liability to the Selling Stockholders for losses, damages, liabilities, or expenses, except for his own willful or intentional default.

     13.03 SUCCESSION. In the event of the death, disability, incompetency, or resignation of the original Stockholders' Agent, the successor agent shall be Errol Luginbill, 1602 Hillcrest Road, Newton, Kansas 67114. In the event of the death, disability, incompetency, or resignation of any successor Stockholders' Agent, the Selling Stockholders shall, within 30 days after notice from IDG, designate a successor Stockholders' Agent, determined by simple majority vote, who shall have all of the rights, powers, and authority conferred, and limitation on personal liability provided, by this
Article XIII, and if the Stockholders fail to designate such successor Stockholders' Agent within such period, IDG may petition a court of appropriate jurisdiction for appointment of a successor Stockholders' Agent.

     13.04 IRREVOCABLE; BINDING ON SUCCESSORS, ETC. It is expressly understood and agreed that the power of attorney and agency created by this Article XIII is coupled with an interest of the respective parties hereto and shall be binding and enforceable on and against the respective heirs, personal representatives, successors and assigns of the Selling Stockholders, and each of them, and the same shall not be revoked or terminated by the death, disability, bankruptcy, or incompetency of the Selling Stockholders, or any of them, but shall continue to be binding and enforceable by the Stockholders' Agent, IDG, and Newco, and their respective successors and on and against the heirs, personal representatives, and successors and assigns of the Stockholders in the manner provided herein.



           [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Merger Agreement as of the date first above written.

                                   INDUSTRIAL DISTRIBUTION GROUP,
                                   INC.,


                                   By: /s/ Douglass C. Smith
                                         Douglass C. Smith
                                         President and Chief
                                         Operating Officer



                                   LDS ACQUISITION COMPANY, INC.


                                   By: /s/ Douglass C. Smith
                                         Douglass C. Smith
                                         President



                                   L.D. SUPPLY, INC.


                                   By: /s/ David J. Schreiner
                                         David J. Schreiner
                                         President


             [signatures continued on following page]

                                   SELLING STOCKHOLDERS:



                                   /s/ David J. Schreiner
                                   David J. Schreiner



                                   /s/ Errol Luginbill
                                   Errol A. Luginbill



                                   /s/ Ron Phillips
                                   Ronald L. Phillips



                                   /s/ John D. Hamilton
                                   John D. Hamilton

                                                          ANNEX 1

   INITIAL DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION



INITIAL DIRECTORS


     David J. Schreiner
     Martin S. Pinson
     Douglass C. Smith


INITIAL OFFICERS

     President  . . . . . . . . .       David J. Schreiner
     Vice President . . . . . . .       Douglass C. Smith
     Secretary  . . . . . . . . .       Ronald L. Phillips
     Treasurer  . . . . . . . . .       David J. Schreiner
     Assistant Secretary  . . . .       Jack P. Healey
     Assistant Treasurer  . . . .       Jack P. Healey

                                                                                   ANNEX 2

                                                 MERGER CONSIDERATION

                         NUMBER
                           OF                  IDG SHARES               SHARES          CASH          CASH          CASH
                        COMPANY     PRO         ALLOCATED     SHARES     TO BE          TO BE       PLACED IN     PLACED IN
NAME AND ADDRESS         SHARES   RATA <F1>       UPON        PLACED    DELIVERED     DELIVERED      GENERAL         TAX
 OF STOCKHOLDER           HELD      SHARE        MERGER     IN ESCROW     <F2>          <F2>          ESCROW        ESCROW
---------------------  --------   --------      ---------   ---------   ---------   -------------     --------     --------
                                   <c.
1)  David J. Schreiner       10     31.250%     84,557.73     12,683     71,874     $1,171,888.49     $234,375     $156,250

2)  Errol A. Luginbill        9     28.125%     84,557.73     12,683     71,874     $  921,888.49     $187,500     $140,625

3)  Ronald L. Phillips        7     21.875%     33,823.09      5,073     28,750     $1,218,751.66     $234,375     $109,375

4)  John D. Hamilton          6     18.750%     67,646.18     10,146     57,500     $  437,503.33     $ 93,750     $ 93,750
                       --------   --------     ----------     ------    -------     -------------     --------      -------
           Totals            32    100.000%    270,584.70     40,585    229,998     $3,750,031.97     $750,000     $500,000
                       ========   ========     ==========     ======    =======     =============     ========     ========
-----------------------------------------------------

<F1> A fraction expressed as a percentage, the numerator of which is the number of shares of outstanding Company Common Stock owned by such Person, and the denominator of which is the total number of shares of outstanding Company Common Stock owned by all Stockholders.

(F2) Cash delivered includes cash paid in lieu of fractional shares. Cash paid in lieu of fractional shares has been calculated assumingh a share price of $18.4785 per share.

/TABLE

                                                        ANNEX 3



                          GUARANTEED RECEIVABLES

Total Net Accounts Receivables as of February 28, 1998 equals
$1,549,857.57, a true and correct detailed listing of which has been provided to IDG and is bound under separate cover.

                                                          ANNEX 4

                     MANAGEMENT STOCKHOLDERS



David J. Schreiner
Errol Luginbill
Ron Phillips
John D. Hamilton

                                                        EXHIBIT A


                  [FORM OF EMPLOYMENT AGREEMENT]

                                                        EXHIBIT B


                    [FORM OF ESCROW AGREEMENT]